                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                            INFORMATION REQUIRED IN
                                PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:


 [ ]  Preliminary Proxy Statement              [ ] Confidential For Use of the
 [X]  Definitive Proxy Statement                   Commission Only (as permitted
 [ ]  Definitive Additional Materials              by Rule 14a-6(e)(2)
 [ ]  Soliciting Material Pursuant
      to Section 240.14a-11(c) or
      Section 240.14a-12

                        CITIZENS BANKING CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):


[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 2(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1)   Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------

     5)   Total fee paid:

          ---------------------------------------------------------------------

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


     1)   Amount Previously Paid:

          ---------------------------------------------------------------------

     2)   Form, Schedule or Registration Statement No.

          ---------------------------------------------------------------------

     3)   Filing Party:

          ---------------------------------------------------------------------

     4)   Date Filed:

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
                  [CITIZENS BANKING CORPORATION LETTERHEAD]


                                                                  March 14, 1996



To The Shareholders:

     The annual meeting of shareholders of Citizens Banking Corporation will be held in the Carriage Hall Room of the Radisson Riverfront Hotel Flint, One Riverfront Center West, Flint, Michigan 48502, on Tuesday, April 16, 1996, at 10:00 a.m., local time, in accordance with the provisions of our bylaws.

     You are cordially invited to attend this meeting. It is important that your shares be represented, regardless of the number you own. Therefore, we request that you please date, sign and return your proxy promptly in the enclosed envelope whether or not you plan to attend the meeting. Voting by proxy will not affect your ability to attend the meeting or to change your vote.

                                             Sincerely yours,

                                             Charles R. Weeks

                                             Charles R. Weeks
                                             Chairman and Chief
                                              Executive Officer

                  [CITIZENS BANKING CORPORATION LETTERHEAD]


                                                  THOMAS W. GALLAGHER
                                                  Senior Vice President, General
                                                  Counsel and Secretary


            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, APRIL 16, 1996

To the Shareholders of Citizens Banking Corporation:

     Notice is hereby given that the annual meeting of shareholders of Citizens Banking Corporation (the "Corporation") will be held in the Carriage Hall Room of the Radisson Riverfront Hotel Flint, One Riverfront Center West, Flint, Michigan 48502, on Tuesday, April 16, 1996, at 10:00 a.m., local time, for the following purposes:

     (1) To elect six (6) Class I directors to serve a three (3) year term and until their successors are duly elected and qualify.

     (2) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTORS
NOMINATED.

     Shareholders of record of the Corporation's common stock outstanding at the close of business on February 29, 1996 are entitled to notice of and to vote at the meeting.

     You are invited to attend this meeting. Please date, sign and return your proxy promptly in the enclosed, stamped envelope whether or not you plan to be present at the meeting. You may still vote in person if you attend the meeting.

                                     By Order of the Board of Directors

                                     Thomas W. Gallagher

                                     Thomas W. Gallagher
                                     Secretary



Flint, Michigan
March 14, 1996

                  [CITIZENS BANKING CORPORATION LETTERHEAD]

                          Citizens Banking Corporation
                          One Citizens Banking Center
                               328 S. Saginaw St.
                             Flint, Michigan  48502


--------------------------------------------------------------------------------
                               PROXY STATEMENT
--------------------------------------------------------------------------------


     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Citizens Banking Corporation (the "Corporation") to be used at the annual meeting of shareholders of the Corporation and any adjournments thereof. The annual meeting will be held on April 16, 1996 at the time and place and for the purposes set forth in the accompanying notice of annual meeting of shareholders.

     This proxy statement, the proxy and notice of annual meeting of shareholders are first being provided to shareholders on or about March 14, 1996.

     The shareholders of the common stock of the Corporation ("Common Stock") as of the close of business on February 29, 1996 will be entitled to be present and to vote at the meeting. Each share is entitled to one (1) vote on each matter to be voted upon at the meeting. On February 29, 1996, there were 14,356,835 shares of Common Stock outstanding and entitled to vote. The Corporation has no other class of stock issued and outstanding at this time that is entitled to vote at the meeting. The board of directors requests that you execute and return the proxy promptly, whether or not you plan to attend the meeting. The shares represented by properly executed proxies will be voted in accordance with the instructions provided therein and where no instructions are given, will be voted in favor of the election of the Class I directors identified herein. Any proxy may be revoked by the person giving it at any time prior to its being exercised by giving written notice of such revocation to the secretary of the Corporation, by executing a later dated proxy or by voting in person at the annual meeting.

     The costs of soliciting proxies will be borne by the Corporation. The solicitation of proxies will be made primarily by mail. The Corporation has, however, retained the firm of Kissel-Blake Inc., specialists in proxy solicitation, to solicit proxies on its behalf from brokers, bank nominees, and other institutional holders of its stock at an anticipated cost of $6,500 plus certain out-of-pocket expenses. Proxies may also be solicited by directors, officers, and other employees of the Corporation and its subsidiaries personally, and by telephone, facsimile, or other means. No additional compensation will be paid to directors, officers, or employees for any such solicitation nor will any such solicitation result in more than a minimal cost to the Corporation. Arrangements may also be made directly by the Corporation with banks, brokerage houses, custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by them and to obtain authorization for the execution of proxies. The Corporation may reimburse such institutional holders for reasonable expenses incurred by them in connection therewith.

     The persons named in the proxy to represent shareholders who are present by proxy at the meeting are Patricia L. Learman and George H. Kossaras.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The table below includes all of the shareholders of the Corporation known by the Corporation to beneficially own more than five percent of its Common Stock as of December 31, 1995.

                                                                                                            COMMON STOCK
                                                  INVESTMENT POWER                 VOTING POWER           BENEFICIALLY OWNED
                                            -----------------------------  -----------------------------  AS A PERCENTAGE OF
NAME AND ADDRESS OF      COMMON STOCK       SOLE       SHARED       NONE    SOLE       SHARED      NONE   OUTSTANDING COMMON
 BENEFICIAL OWNER     BENEFICIALLY OWNED                                                                         STOCK
Citizens
Commercial &
Savings Bank
328 S. Saginaw St.
Flint, Michigan
48502(1)                   1,969,745          715,078  1,253,717      950    844,065  1,072,328   53,352        13.742%

CenTra, Inc.
12225 Stephens
Warren, Michigan
48089(2)                   1,736,061        1,722,381     13,680      -0-  1,722,381     13,680      -0-        12.112%


-------------------
(1)As sole or co-fiduciary, Citizens Commercial & Savings Bank will generally vote the shares held by it in trusts or estates in which the indenture creating the same grants such power. Shares held in all other trusts or estates in which the bank acts as co-fiduciary will generally be voted by the other co-fiduciary or by the bank at the direction of such co-fiduciary.

(2)The information furnished for CenTra, Inc. is based upon data which have been supplied to the Corporation by CenTra, Inc. As set forth in the table, CenTra, Inc. shares investment and voting power with respect to 13,680 shares. The persons with whom such powers are shared and the amounts attributable to each such person are as follows: Matthew T. Moroun, 102; Nora M. Moroun, 100 and the Manuel J. Moroun Trust under agreement dated March 4, 1977, for the benefit of Manuel J. Moroun, 13,478.

                       SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of the Corporation's Common Stock beneficially owned as of December 31, 1995, together with the percentage of the outstanding shares which such ownership represents, by (i) each director and nominee for election to the board of directors, (ii) each executive officer named in the Summary Compensation Table set forth on page 14 of this proxy statement and (iii) all directors and executive officers of the Corporation as a group. The information with respect to directors and executive officers has been obtained from the respective individuals and is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission (the "Commission") under which a person may be deemed to be the beneficial owner of a security if such person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within the next 60 days. Accordingly, the amounts shown in the following table do not purport to represent beneficial ownership for any purpose other than compliance with the Commission's reporting requirements.

                                                                                                       Common Stock
                                                                                                     BENEFICIALLY OWNED
                                  COMMON STOCK                                                       AS A PERCENTAGE OF
                               BENEFICIALLY OWNED                                                    OUTSTANDING COMMON
                               AS OF DECEMBER 31,        SOLE VOTING AND       SHARED VOTING AND         STOCK AS OF
           NAME                       1995              DISPOSITIVE POWER      DISPOSITIVE POWER      DECEMBER 31, 1995
Edward P. Abbott                          11,802                11,712                    90                 .082%
Hugo E. Braun Jr.                         14,136                14,136                   -0-                 .099%
Jonathan E. Burroughs II(1)              202,094               158,437                43,657                1.410%
Gary O. Clark(2)                         116,680                94,964                21,716                 .784%
Joseph P. Day                              1,510                 1,510                   -0-                 .011%
John W. Ennest(3)                        156,173               156,173                   -0-                1.081%
Lawrence O. Erickson                     281,565                 1,000               280,565                1.964%
Victor E. George                           4,016                 4,016                   -0-                 .028%
William J. Hank(4)                       279,530               118,512               161,018                1.947%
George H. Kossaras                        49,441                14,684                34,757                 .345%
Patricia L. Learman                        4,118                 1,300                 2,818                 .029%
William F. Nelson Jr.                      5,652                 4,852                   800                 .039%
Paul A. Rowley                             3,294                 2,112                 1,182                 .023%
William C. Shedd                           5,314                 1,792                 3,522                 .037%
David A. Thomas Jr.(5)                    55,548                55,548                   -0-                 .387%
James E. Truesdell Jr.                    26,842                 1,000                25,842                 .187%
Robert J. Vitito(6)                      148,416               113,335                35,081                1.029%
Charles R. Weeks(7)                      183,905               179,600                 4,305                1.276%
Kendall B. Williams                        1,812                 1,212                   600                 .013%

All Directors and
Executive Officers as a
Group (23)(8)                          1,762,450                                                           11.829%

--------------

(1) The shares shown for Mr. Burroughs II, include: 28,794 shares held in the Burroughs' Memorial Trust, to which Mr. Burroughs II serves as one of 5 trustees. Mr. Burroughs II disclaims beneficial ownership of such shares.

(2)   Includes 49,461 exercisable options to purchase Common Stock.

(3)   Includes 118,319 exercisable options to purchase Common Stock.

(4)   Includes 23,842 exercisable options to purchase Common Stock.

(5)Includes 31,632 exercisable options to purchase Common Stock.

(6)Includes 85,715 exercisable options to purchase Common Stock.

(7)Includes 82,560 exercisable options to purchase Common Stock.

(8)The directors and executive officers disclaim beneficial ownership of 206,354 of these shares. Also, of the 1,762,450 shares shown as being beneficially owned by such group, 565,972 represent exercisable options to purchase Common Stock.


                             ELECTION OF DIRECTORS

     In accordance with the Corporation's restated articles of incorporation, the board of directors is divided into three classes. Each year, on a rotating basis, the terms of office of the directors in one of the three classes will expire. Successors to the class of directors whose terms have expired will be elected for a three-year term. The directors whose terms expire at the 1996 annual meeting of shareholders ("Class I directors") are Edward P. Abbott, Hugo
E. Braun Jr., Jonathan E. Burroughs II, Lawrence O. Erickson, William J. Hank, and Robert J. Vitito. Upon the recommendation of the directors nominating committee, the board of directors has nominated each of these individuals for re-election as Class I directors at the 1996 annual meeting of shareholders for a term expiring at the 1999 annual meeting of shareholders or upon the election and qualification of their successors. If any of the nominees should be unable to serve, the proxies may be voted for the election of such other person or persons as the board of directors may recommend or the number of directors will be automatically reduced by the number of nominees unable to serve if no substitute is recommended by the board of directors.

     Six nominees will be elected as Class I directors at the 1996 annual meeting of shareholders. On the basis of information presently available to the board of directors, only the six persons named above as nominees will be nominated for election as directors. Shares represented by proxies in the accompanying form will be voted for the election of such nominees unless a contrary direction is indicated. The affirmative vote of a plurality of the votes cast at the meeting is required for election. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

     The name and age of each nominee and incumbent director, positions and offices with the Corporation and its subsidiaries, his or her five-year business experience, and the year each became a director of the Corporation, according to information furnished by such nominees and incumbent directors, are set forth below.

                                    CLASS I
                       NOMINEES TO SERVE THREE (3) YEARS

                                                                            BUSINESS EXPERIENCE DURING THE PAST
                                                                            FIVE YEARS, DIRECTORSHIPS IN CERTAIN
                            POSITIONS AND OFFICES    SERVED CONTINUOUSLY       CORPORATIONS, AND PRINCIPAL
                            WITH CORPORATION AND      AS A DIRECTOR OF        OCCUPATIONS IF OTHER THAN WITH
        NAME          AGE     ITS SUBSIDIARIES          CORPORATION          CORPORATION AND ITS SUBSIDIARIES
Edward P. Abbott      56    Director of                       1982          President and Chief Executive
                            Corporation; Director,                          Officer, Abbott's Meat, Inc., a
                            Citizens Commercial &                           wholesale and retail meat
                            Savings Bank.                                   distributor.

Hugo E. Braun Jr.     63    Director of                       1986          Attorney & Partner, Braun
                            Corporation; Director,                          Kendrick Finkbeiner; Director
                            Second National Bank of                         Wolohan Lumber Co.
                            Saginaw.

Jonathan E.           53    Director of Corporation.          1986          President, JEB Enterprises, an
  Burroughs II                                                              investment consulting firm.

Lawrence O. Erickson  60    Director of                       1993          Chief Executive Officer, Four-
                            Corporation; Director,                          Way Tool & Die, Inc., an
                            National Bank of Royal                          engineering consulting firm for
                            Oak.                                            metal stamping fabrication and
                                                                            tool manufacturing.

William J. Hank       63    Director of                       1987          Chairman and Chief Executive,
                            Corporation; Director,                          Farnham Investments Group;
                            Commercial National                             Retired Executive Vice
                            Bank of Berwyn.                                 President, Citizens Banking
                                                                            Corporation; Retired Chairman of
                                                                            the Board, Commercial National
                                                                            Bank of Berwyn.

Robert J. Vitito      52    President, Chief                  1991
                            Administrative Officer
                            and Director of
                            Corporation; Chairman
                            of the Board, Second
                            National Bank of
                            Saginaw; Director,
                            Citizens Commercial &
                            Savings Bank; Director,
                            Second National Bank of
                            Bay City; Director,
                            State Bank of Standish;
                            Director, Grayling
                            State Bank.

                                    CLASS II
                     CONTINUING DIRECTORS - TERM EXPIRING IN 1997



                                                                            BUSINESS EXPERIENCE DURING THE PAST
                                                                            FIVE YEARS, DIRECTORSHIPS IN CERTAIN
                            POSITIONS AND OFFICES    SERVED CONTINUOUSLY       CORPORATIONS, AND PRINCIPAL
                            WITH CORPORATION AND      AS A DIRECTOR OF        OCCUPATIONS IF OTHER THAN WITH
        NAME        AGE       ITS SUBSIDIARIES          CORPORATION          CORPORATION AND ITS SUBSIDIARIES
Joseph P. Day       56    Director of                       1992             President, Banner Engineering &
                          Corporation, Director,                             Sales, Inc., a combustion
                          Second National Bank                               engineering and manufacturing firm.
                          of Saginaw.

John W. Ennest      53    Vice Chairman of the              1991
                          Board, Chief Financial
                          Officer, and Treasurer
                          of Corporation;
                          Director, Citizens
                          Commercial & Savings
                          Bank; Director Second
                          National Bank of
                          Saginaw; Chairman of
                          the Board, Commercial
                          National Bank of
                          Berwyn.

Victor E. George    64    Director of                       1982         Chairman of the Board, Victor
                          Corporation; Chairman                          George Oldsmobile, Inc., an
                          of the Board, Citizens                         automobile dealership.
                          Commercial & Savings
                          Bank.

George H. Kossaras  68    Director of                       1982         President, Spring's Drugs Store,
                          Corporation; Director,                         Inc., a retail drug store.
                          Citizens Commercial & Savings
                          Bank.

Patricia L. Learman 68    Director of                       1986         Attorney
                          Corporation; Director,
                          Second National
                          Bank of Saginaw.

Paul A. Rowley      68    Director of                       1994         President and Part Owner,
                          Corporation; Director,                         Rowley Brothers, Inc., a
                          Second National Bank                           wholesale distributor of
                          of Bay City.                                   automotive aftermarket
                                                                         products.


                                   CLASS III
                  CONTINUING DIRECTORS - TERM EXPIRING IN 1998

                                                                            BUSINESS EXPERIENCE DURING THE PAST
                                                                            FIVE YEARS, DIRECTORSHIPS IN CERTAIN
                            POSITIONS AND OFFICES    SERVED CONTINUOUSLY       CORPORATIONS, AND PRINCIPAL
                            WITH CORPORATION AND      AS A DIRECTOR OF        OCCUPATIONS IF OTHER THAN WITH
        NAME          AGE     ITS SUBSIDIARIES          CORPORATION          CORPORATION AND ITS SUBSIDIARIES
William F. Nelson Jr.  62    Director of                    1986         President, Director, and Owner,
                             Corporation;                                William F. Nelson Electric, Inc.,
                             Director, Second                            an electrical contractor for
                             National Bank of                            commercial and industrial
                             Saginaw.                                    businesses.


William C. Shedd       56    Director of                    1982         Attorney and Partner,
                             Corporation;                                Winegarden, Shedd, Haley,
                             Director, Citizens                          Lindholm & Robertson.
                             Commercial &
                             Savings Bank.

David A. Thomas Jr.    59    Vice Chairman of               1991
                             the Board of
                             Corporation;
                             President, Chief
                             Executive Officer
                             and Director,
                             Citizens Commercial
                             & Savings Bank;
                             Director, National
                             Bank of Royal Oak.

James E. Truesdell Jr. 65    Director of                    1982         President-Secretary, J. Austin
                             Corporation;                                Oil Company of Flint, Inc., an
                             Director, Citizens                          investment and real estate
                             Commercial &                                development firm.
                             Savings Bank.

Charles R. Weeks       61    Chairman of the                1982         Director, Wolohan Lumber Co.
                             Board and Chief
                             Executive Officer
                             of Corporation;
                             Vice Chairman of
                             the Board, Citizens
                             Commercial &
                             Savings Bank;
                             Director, Second
                             National Bank of
                             Saginaw.

Kendall B. Williams    43    Director of                    1992         Attorney and Vice President,
                             Corporation;                                Gault Davison, P.C.
                             Director, Citizens
                             Commercial &
                             Savings Bank.

                             MEETINGS OF DIRECTORS

     During calendar year 1995, four (4) regular meetings and two (2) special meetings of the board of directors were held. During such period, all incumbent directors attended at least 75% of the aggregate of the number of meetings of the board of directors and the number of meetings held by the committees on which they serve.


                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Corporation has several committees on which members of the board of directors serve, including an audit committee, a compensation and benefits committee, and a directors nominating committee. The audit committee meets quarterly and on call when needed, and the compensation and benefits committee and directors nominating committee meet on call.

     The AUDIT COMMITTEE met 4 times during 1995 and is currently comprised of the following outside directors: George H. Kossaras, Chairman; Edward P. Abbott; Joseph P. Day; Patricia L. Learman; William F. Nelson Jr.; and James E. Truesdell Jr. The responsibilities of the committee are: to oversee the internal accounting controls for the Corporation and its subsidiaries; to oversee the internal audit function of the Corporation and its subsidiaries; to recommend to the board of directors the independent auditors to be retained to conduct the annual audit of the Corporation; to review the annual audit plan with the independent auditors and the internal auditors; to review the results of internal audit examinations and management's responses thereto; to review the financial results and the results of the independent audit, including "Management Letter" comments; to prepare summary reports to the board of directors together with any recommendations for action; to review the non-audit services performed by the independent auditors to ensure that performance of such services does not impair the independence of the auditors; to oversee special investigations; to review with management the programs and procedures to avoid conflicts of interest, as well as those covering other aspects of business ethics; to review annually the performance of the general auditor; and to handle such other matters as may be properly delegated to the committee by the board of directors.

     The COMPENSATION AND BENEFITS COMMITTEE met 6 times during 1995 and is currently comprised of the following directors: Hugo E. Braun Jr., Chairman; Lawrence O. Erickson; Victor E. George; James E. Truesdell Jr.; and Kendall B. Williams. The responsibilities of the committee are: to approve all aspects of corporate executive compensation such as merit increases, salary ranges, and special employment or post employment arrangements; to determine and grant awards under the Corporation's Second Amended Stock Option Plan and to amend or change the Plan within the parameters of the Plan and as permitted by law; to review and approve adjustments to the Corporation's annual Management Incentive Plan target as well as awards under such Plan; to approve amendments or changes to the pension plan and to review the actions of the pension plan administrative committee; to approve amendments or changes to the Corporation's Directors Deferred Compensation Plan; to approve amendments and changes to other employee benefit plans of the Corporation including welfare, defined benefit, defined contribution and deferred income plans; to review other corporate-wide benefit plans and to determine their appropriateness and dimensions; to approve any salary reduction plan or any other employee stock purchase, savings, pension, profit sharing, or similar benefit plan or amendments to such plans which authority and powers shall extend to the issuance of stock in connection with such plans; and to handle such other matters as may be properly delegated to the committee by the board of directors.

     The DIRECTORS NOMINATING COMMITTEE met 1 time during 1995 and is currently comprised of the following directors: Charles R. Weeks, Chairman; Hugo E. Braun Jr.; Jonathan E. Burroughs II; Victor E. George; and Paul A. Rowley. The responsibilities of the committee are: to determine a desirable balance of expertise among board members; to identify qualified candidates to fill board positions; to provide aid in attracting qualified candidates to the board of directors; to recommend the slate of director nominees to the board of directors for inclusion in the Corporation's proxy statement for election by the shareholders at the annual meetings; to consider director nominees proposed by shareholders; and to handle such other matters as may be properly delegated to the committee by the board of directors. Shareholders proposing director nominees shall provide written notice of such intention to the president or secretary of the Corporation at least thirty days prior to the shareholders meeting for which such nominations are proposed and shall, in accordance with the bylaws of the Corporation, provide for each such nominee all of the information that would be required under the rules of the Commission in a proxy statement soliciting proxies for the election of such nominees as directors of the Corporation.


                           COMPENSATION OF DIRECTORS

     During 1995, directors of the Corporation were paid an annual retainer of $6,000 plus the sum of $900 for attendance at each meeting of the board of directors. Non-officer directors were paid $600 for each committee meeting attended with the exception of the committee chairpersons who were paid $900. Committee member directors who are also employees of the Corporation do not receive fees for committee meeting attendance.

     The Corporation also maintains the Stock Option Plan for Directors. Annually during the ten year term of the Plan, each nonemployee director serving on the board of directors immediately following an annual meeting of shareholders will receive an automatic grant of a non-qualified stock option to purchase 1,000 shares of Common Stock at an exercise price equal to the fair market value per share of Common Stock on the date of the annual meeting of shareholders. Each such option will become exercisable in full six months following the grant date and expire five years after grant. On April 18, 1995, pursuant to the Plan nonemployee directors received a stock option grant to purchase 1,000 shares of Common Stock of the Corporation at an exercise price of $26.50 per share.

                               EXECUTIVE OFFICERS

     Below is a current listing of executive officers of the Corporation setting forth the name, age, five year business experience and year each became an executive officer of the Corporation. Executive officer appointments are made or reaffirmed annually at the meeting of the board of directors immediately following the annual meeting of shareholders. The board of directors may also make executive officer appointments at other times throughout the year.


                                                             YEAR BECAME
                                                           EXECUTIVE OFFICER
       NAME          AGE   FIVE-YEAR BUSINESS EXPERIENCE  OF THE CORPORATION
Charles R. Weeks      61   Chairman of the Board of            1982
                           Corporation (June 1994 -
                           Present); Chief Executive
                           Officer of Corporation
                           (September 1982 - Present);
                           President of Corporation
                           (September 1982 - June
                           1994); Vice Chairman of the
                           Board, Citizens Commercial &
                           Savings Bank (June 1987 -
                           Present); Director, Citizens
                           Commercial & Savings Bank
                           (September 1982 - Present);
                           Director, Second National
                           Bank of Saginaw (December
                           1985 - Present); Director,
                           Commercial National Bank of
                           Berwyn (May 1987 - November
                           1991).

Robert J. Vitito      52   President and Chief                 1986
                           Administrative Officer of
                           Corporation (July 1994 -
                           Present); Executive Vice
                           President of Corporation
                           (July 1986 - July 1994);
                           Director of Corporation and
                           Citizens Commercial &
                           Savings Bank (October 1991 -
                           Present); Chairman of the
                           Board, Second National Bank
                           of Saginaw (January 1987 -
                           Present);  Chairman of the
                           Board, President and Chief
                           Executive Officer, Second
                           National Bank of Saginaw
                           (January 1987 - February
                           1995); Director, Second
                           National Bank of Bay City
                           (January 1987 - Present);
                           Director, State Bank of
                           Standish (December 1988 -
                           Present); Director, Grayling
                           State Bank (December 1988 -
                           Present).


                                                             YEAR BECAME
                                                           EXECUTIVE OFFICER
       NAME          AGE   FIVE-YEAR BUSINESS EXPERIENCE  OF THE CORPORATION
John W. Ennest        53   Vice Chairman of the Board           1983
                           of Corporation (October 1991
                           - Present); Chief Financial
                           Officer and Treasurer of
                           Corporation (July 1994 -
                           Present); Chairman of the
                           Board, Commercial National
                           Bank of Berwyn (August 1992
                           - Present); Chief Operating
                           Officer of Corporation
                           (October 1991 - July 1994);
                           Chief Executive Officer,
                           Commercial National Bank of
                           Berwyn (August 1992 -
                           February 1994); Executive
                           Vice President of
                           Corporation (March 1983 -
                           October 1991); Director,
                           Citizens Commercial &
                           Savings Bank (June 1987 -
                           Present); Director, Second
                           National Bank of Saginaw
                           (October 1991 - Present);
                           Director, Commercial
                           National Bank of Berwyn
                           (August 1991 - Present);
                           President and Chief
                           Executive Officer, Citizens
                           Commercial & Savings Bank
                           (June 1987 - October 1991).

David A. Thomas Jr.   59   Vice Chairman of the Board           1985
                           of Corporation (January 1995
                           - Present); Executive Vice
                           President of Corporation
                           (December 1985 - January
                           1995); Director of
                           Corporation (October 1991 -
                           Present): President and
                           Chief Executive Officer,
                           Citizens Commercial &
                           Savings Bank (October 1991 -
                           Present); Director, Citizens
                           Commercial & Savings Bank
                           (June 1987 - Present);
                           Director, National Bank of
                           Royal Oak (October 1993 -
                           Present); Director,
                           Commercial National Bank of
                           Berwyn (November 1991 -
                           October 1993); Senior Credit
                           Officer, Citizens Commercial
                           & Savings Bank (January 1985
                           - October 1991); Senior
                           Executive Vice President and
                           Chief Operating Officer,
                           Citizens Commercial &
                           Savings Bank (April 1988 -
                           October 1991).


                                                             YEAR BECAME
                                                           EXECUTIVE OFFICER
       NAME          AGE   FIVE-YEAR BUSINESS EXPERIENCE  OF THE CORPORATION
Gary O. Clark         54   Executive Vice President of          1986
                           Corporation (July 1986 -
                           Present); President, Chief
                           Executive Officer, and
                           Director, Commercial
                           National Bank of Berwyn
                           (February 1994 - Present);
                           Director, Citizens
                           Commercial & Savings Bank
                           (October 1991 - February
                           1994); Senior Executive Vice
                           President, Chief Operating
                           Officer, and Senior Credit
                           Officer,  Citizens
                           Commercial & Savings Bank
                           (October 1991 - February
                           1994); President, Second
                           National Bank of Saginaw
                           (January 1987 - October
                           1991); Director, Second
                           National Bank of Saginaw
                           (July 1986 - October 1991).

Gary P. Drainville    45   Executive Vice President of          1985
                           Corporation and Citizens
                           Commercial & Savings Bank
                           (December 1993 - Present);
                           Director of Human Resources
                           of Corporation and Citizens
                           Commercial & Savings Bank
                           (December 1985 - Present);
                           Senior Vice President of
                           Corporation and Citizens
                           Commercial & Savings Bank
                           (December 1985 - December
                           1993).

Wayne G. Schaeffer    49   Executive Vice President of          1987
                           Corporation (December 1993 -
                           Present); Chief Financial
                           Officer and Treasurer of
                           Corporation (August 1988 -
                           July 1994); Senior Vice
                           President of Corporation
                           (August 1988 - December
                           1993); Director, Citizens
                           Commercial & Savings Bank
                           (November 1994 - Present);
                           Senior Executive Vice
                           President and Chief
                           Operating Officer, Citizens
                           Commercial & Savings Bank
                           (July 1994 - Present); Chief
                           Financial Officer, Citizens
                           Commercial & Savings Bank
                           (December 1985 - July 1994);
                           Executive Vice President,
                           Citizens Commercial &
                           Savings Bank (December 1993
                           - July 1994); Director,
                           Commercial National Bank of
                           Berwyn (November 1993 -
                           Present).


                                                             YEAR BECAME
                                                           EXECUTIVE OFFICER
       NAME          AGE   FIVE-YEAR BUSINESS EXPERIENCE  OF THE CORPORATION
Nicholas J. Cilfone   45   Senior Vice President of             1985
                           Corporation (August 1988 -
                           Present); Executive Vice
                           President and Director,
                           Second National Bank of
                           Saginaw (October 1991 -
                           Present); Senior Vice
                           President, Citizens
                           Commercial & Savings Bank
                           (August 1985 - October
                           1991).

Thomas W. Gallagher   43   Senior Vice President of             1988
                           Corporation (July 1993 -
                           Present); General Counsel of
                           Corporation (August 1988 -
                           Present); Secretary of
                           Corporation (January 1989 -
                           Present); Vice President of
                           Corporation (August 1988 -
                           July 1993); Senior Vice
                           President and General
                           Counsel, Citizens Commercial
                           & Savings Bank (August 1988
                           - Present).

     All of the companies identified above are subsidiaries of the Corporation.

                             EXECUTIVE COMPENSATION


     The following table provides certain summary information concerning compensation paid or accrued by the Corporation and its subsidiaries, to or on behalf of the Corporation's Chief Executive Officer and each of the four other most highly compensated executive officers (the "Named Officers") of the Corporation (determined as of the end of the last fiscal year) for the fiscal years ended December 31, 1993, 1994 and 1995:

                           SUMMARY COMPENSATION TABLE


                                                                 LONG TERM COMPENSATION
                                   ANNUAL
                                COMPENSATION                               AWARDS      PAYOUTS
                            ----------------------    --------------------------------------------
NAME AND PRINCIPAL                                    RESTRICTED STOCK     OPTIONS/       LTIP            ALL OTHER
   POSITION           YEAR   SALARY ($)   BONUS ($)     AWARD(S) ($)       SARS(#)     PAYOUTS ($)     COMPENSATION(1) ($)
------------------    ----   ----------   ---------   ----------------     --------    -----------     -------------------
Charles R. Weeks      1995     394,711     209,920          ---            36,000         ---                20,473
Chairman and Chief    1994     357,278     134,696          ---             ---           ---                19,378
Executive Officer     1993     336,390     121,155       273,625(2)         ---       1,801,102(3)           17,232

Robert J. Vitito
President and Chief   1995     241,442     112,864          ---            51,750         ---                19,916
Administrative        1994     185,378      86,493          ---            18,679         ---                19,083
Officer               1993     159,983      80,000          ---            12,854         ---                17,232

David A. Thomas Jr.   1995     235,662      97,383          ---            49,786         ---                20,955
Vice Chairman         1994     192,072      86,493          ---            21,702         ---                20,080
                      1993     181,253      80,000          ---            14,936         ---                18,161

John W. Ennest
Vice Chairman,
Treasurer and         1995     234,414      90,442          ---            50,582         ---                19,982
Chief Financial       1994     225,019      86,493          ---            23,256         ---                19,108
Officer               1993     215,814      80,000          ---            15,522         ---                17,199

Gary O. Clark         1995     160,975      35,874          ---            13,165         ---                17,071
Executive Vice        1994     159,962      47,802          ---            11,463         ---                21,228
President             1993     137,783      46,544          ---             7,855         ---                31,952

----------------

(1)The amounts set forth in the "All Other Compensation" column for 1995 represent: (i) contributions of $6,930 to the Corporation's Amended and Restated Section 401(k) Plan on behalf of each of the named executives to match 1995 pre-tax elective deferral contributions (included under Salary) made by such individuals to the Plan; (ii) insurance payments with respect to term life insurance as follows: Mr. Weeks $2,218, Mr. Vitito $1,661, Mr. Ennest $1,727, Mr. Thomas Jr. $2,700, and Mr. Clark $1,727, and (iii) $11,325 paid to each of the named executives for services as a director of the Corporation (except Mr. Clark who does not serve as a director). With respect to the amount shown for Mr. Clark, $8,414 represents relocation assistance payments.

(2)Represents the grant date market value of 11,000 shares of restricted stock granted to Mr. Weeks during 1993. The restrictions associated with these shares of Common Stock have been satisfied and as such, these shares have fully vested. The shares are valued at $327,250 as of December 31, 1995, based on the closing price per share of Common Stock on the Nasdaq Stock Market on December 29, 1995. The other Named Officers do not hold any shares of restricted stock of the Corporation.

(3)Represents cash payment upon exercise of "phantom shares" granted to Mr. Weeks from 1988 through 1991. The amount of such payment is equal to the difference between the fair market value per share of Common Stock on the date of grant and the fair market value per share of Common Stock on the date of exercise multiplied by the number of phantom shares awarded. All of the phantom shares granted to Mr. Weeks have been exercised.

STOCK OPTION GRANTS

     The following table contains information concerning the grant of stock options under the Corporation's Second Amended Stock Option Plan to the Named Officers during 1995:


                            OPTION/SAR GRANTS IN LAST FISCAL YEAR
---------------------------------------------------------------------------------------------
                         INDIVIDUAL GRANTS
--------------------------------------------------------------------   POTENTIAL REALIZABLE
                  NUMBER OF    % OF TOTAL                             VALUE AT ASSUMED ANNUAL
                 SECURITIES     OPTIONS/                                RATE OF STOCK PRICE
                 UNDERLYING       SARS                                   APPRECIATION FOR
                   OPTIONS     GRANTED TO   EXERCISE OR                    OPTION TERM(3)
                    /SARS     EMPLOYEES IN  BASE PRICE   EXPIRATION        -------------
     NAME        GRANTED (#)  FISCAL YEAR     ($/SH)        DATE          5%($)       10%($)
---------------------------------------------------------------------------------------------
C.R. Weeks          36,000(1)    9.27%          26.00    03/21/2005      588,646    1,491,742

R.J. Vitito         14,335(2)    3.69%          26.4375  06/09/2002      154,284      359,546
                    18,415(2)    4.74%          30.3750  06/09/2002      227,714      530,670
                    19,000(1)    4.89%          26.00    03/21/2005      310,674      787,308

D.A. Thomas Jr.     14,860(2)    3.83%          26.50    06/09/2002      160,312      373,595
                    18,926(2)    4.87%          30.625   06/09/2002      235,959      549,885
                    16,000(1)    4.12%          26.00    03/21/2005      261,620      662,996

J.W. Ennest         16,014(2)    4.12%          26.00    06/09/2002      169,501      395,010
                    20,068(2)    5.17%          30.625   06/09/2002      250,197      583,065
                    14,500(1)    3.73%          26.00    03/21/2005      237,093      600,840

G.O. Clark           8,165(2)    2.10%          29.875   06/09/2002       99,303      231,419
                     5,000(1)    1.29%          26.00    03/21/2005       81,756      207,186

(1)These stock options are non-qualified stock options granted pursuant to the Second Amended Stock Option Plan of the Corporation. The options are exercisable in whole or in part during the term thereof once vested, beginning September 21, 1995. Generally such options become vested on a graduated basis in accordance with a pre-determined option vesting schedule which is based upon a rolling average 4 quarter return on average assets ratio ("ROA") for the Corporation with a minimum vesting of 10% upon the Corporation's achieving a 1.11% ROA and a 100% vesting upon the Corporation's achieving an ROA of 1.20%. The options granted to Mr. Weeks vest in accordance with the above described schedule except that such options will vest fully on the last business day preceding his retirement from the Corporation.

(2)These stock options are non-qualified stock options which were automatically granted as reload options pursuant to the provisions of the Performance Partnership Program ("PPP") of the Corporation which has been established under the Corporation's Second Amended Stock Option Plan. Under the PPP, initial grants of non-qualified stock options ("Initial Grants") were made to such participants in 1992 in connection with their agreement to participate in the PPP. The provisions of the PPP require a participant to contribute currently owned shares of Common

Stock to the PPP and to subject such shares together with shares subsequently acquired under the PPP to certain transfer restrictions. Under the PPP, the vested portion of the Initial Grant is automatically exercised by the administrator pursuant to an automatic stock-for-stock exchange procedure utilizing the shares then credited to the participant's account provided that the spread between the exercise price and the fair market value of the Common Stock at such time will result in a gain of at least a specified number of shares and at least six months and one day have lapsed since the last such exercise. Each time a portion of the Initial Grant or a subsequently granted reload option is exercised, a participant will automatically receive an additional reload option to purchase a number of shares equal to the number of shares received upon exercise less the number of shares realized as a gain from the transaction. Reload options become fully exercisable six (6) months after grant, expire June 9, 2002 and have an exercise price equal to the fair market value per share of Common Stock on the date the reload option is granted.

(3)Such "potential realizable values" represent the value of such options at the end of their term, assuming a 5% and 10% appreciation in the price of the Common Stock compounded annually over the term without discounting for inflation. The actual value of such options is dependent upon actual appreciation in the market price of the Common Stock during the term of the options.

OPTION/SAR EXERCISES AND HOLDINGS

     The following table provides information, with respect to the Named Officers, about the exercise of options and/or SARs during the last fiscal year, and the unexercised options and SARs held as of the end of the fiscal year:

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED            VALUE OF UNEXERCISED
                                                                 OPTIONS/SARS AT FISCAL         IN-THE-MONEY OPTIONS/SARS AT
                                  SHARES                              YEAR END (#)                   FISCAL YEAR END ($)
                               ACQUIRED ON           VALUE      --------------------------    --------------------------------
        NAME                   EXERCISE (#)       REALIZED ($)  EXERCISABLE  UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------------------
C.R. Weeks                             -0-                 -0-      82,560      28,440          935,475          106,650
R.J. Vitito                         59,505             655,795      85,715      33,425        1,075,247           56,287
D.A. Thomas Jr.                     48,245             412,736      31,632      31,566          108,103           47,400
J.W. Ennest                         73,464             742,133     118,319      31,523        1,724,616           42,956
G.O. Clark                          38,526             645,345      49,461       3,950          507,520           14,812

PENSION PLANS

     The following table shows the estimated annual pension benefits payable to the Named Officers at normal retirement age(1) under the Corporation's qualified defined benefit pension plan, based on remuneration that is covered under the plan and years of service with the Corporation and its subsidiaries:

                     PENSION PLAN TABLE

                            Years of Credited Service
                 -----------------------------------------------
Remuneration(2)    15         20       25        30        35
----------------------------------------------------------------
      $ 75,000   $16,000  $ 22,000  $ 27,000  $ 33,000  $ 38,000
       115,000    27,000    36,000    45,000    54,000    64,000
       155,000    38,000    51,000    63,000    76,000    89,000
       195,000    49,000    65,000    81,000    98,000   114,000
       235,000    60,000    80,000    99,000   119,000   139,000
       275,000    70,000    94,000   117,000   141,000   164,000
       315,000    80,000   123,000   135,000   162,000   189,000

------------------
(1)Normal retirement age is the later of age 65 or the fifth anniversary of the participant's entry into the plan.

(2)The law in effect throughout calendar year 1995 limits remuneration considered for benefit purposes to $150,000. Mr. Weeks and Mr. Thomas Jr. have supplemental plans that pay benefits based upon earnings in excess of the pension plan limitations, which plans are described below.

     A participant's remuneration covered by the Corporation's pension plan is his or her "average monthly compensation," which is computed over the 60 consecutive months of the participant's last 120 months in which he or she received the greatest compensation, multiplied by 12 months. For this purpose, compensation is defined as the participant's base salary, exclusive of bonuses, overtime and fringe benefits, but includes the participant's 401(k) salary reduction contributions. Covered remuneration for the named executives as of the end of the last calendar year is $150,000 for all such named executives. The estimated credited years of service for each named executive is as follows:
Mr. Weeks, 13; Mr. Ennest, 13; Mr. Thomas Jr., 11; Mr. Vitito, 28; and Mr. Clark, 21. Benefits are computed as a straight single life annuity beginning at normal retirement age and are not subject to offset for social security or other benefits.

     The Corporation has an agreement with Mr. Weeks which in part is designed to replace certain accrued retirement benefits which he forfeited upon termination of employment with his former employer. The agreement provides that Mr. Weeks shall be entitled to receive a retirement benefit at age 65 equal to 48% of his highest annual base salary during his final ten years of employment with appropriate percentage reductions in the event of early retirement before age 65. That portion of this retirement benefit not covered by the Corporation's pension plan is covered by a supplemental retirement benefits plan for Mr. Weeks. Under the combined plans, the estimated annual benefits payable to Mr. Weeks upon retirement at normal retirement age (65 in the case of Mr. Weeks) would be approximately $210,272.

     Citizens Commercial & Savings Bank, a wholly owned subsidiary of the Corporation has an agreement with Mr. Thomas Jr. which provides that Mr. Thomas Jr. shall be entitled to receive a retirement benefit at age 65 equal to 48% of his average annual base salary over the consecutive 60-month period in which he received the highest compensation during his final 120 months of employment with appropriate percentage reductions in the event of early retirement before age 65. That portion of the retirement benefit not covered by the

Corporation's pension plan and social security are covered by a supplemental retirement benefits plan for Mr. Thomas Jr.. Under the combined plans the estimated annual benefits payable to Mr. Thomas Jr. upon retirement at normal retirement age (65 in the case of Mr. Thomas Jr.) would be approximately $113,518.



                   COMPENSATION AND BENEFITS COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation and Benefits Committee of the board of directors of the Corporation (the "Committee") consists of five directors who are not employed by the Corporation and are not eligible to participate in any of the Corporation's benefit plans other than the Stock Option Plan for Directors. The following report is submitted by the Committee.

OVERVIEW AND PHILOSOPHY

     The Committee, pursuant to authority delegated by the board of directors of the Corporation, is responsible for determining and implementing compensation and benefit systems for executive officers and other employees of the Corporation. The Committee determines the annual salaries and other compensation for executive officers based upon recommendations from the Chairman and Chief Executive Officer, the President and Chief Administrative Officer, as well as information from the Corporation's Human Resources Department and independent outside consultants. The Committee's determinations relating to executive compensation are intended to:

     * align the financial interests of the executive officers with the long term interests of the Corporation's shareholders;

     * attract and retain high performing executive officers to lead the Corporation to greater levels of profitability; and

     * motivate executive officers to attain the Corporation's performance goals by placing a significant portion of such officers' financial reward at risk relative to achievement of Corporate goals.

     In furtherance of these objectives, the compensation package structured for the Corporation's executive officers has three primary components: base compensation (including salary, pension and welfare benefits and perquisites), annual cash awards under the Management Incentive Plan ("MIP") for performance during the previous year, and long term, stock-based compensation generally awarded under the Corporation's Second Amended Stock Option Plan (the "Option Plan").


BASE COMPENSATION

     Given the Committee's continuing emphasis on performance-based long term and short term compensation, base compensation for executive officers has been established by the Committee at competitive levels based upon information available to the Committee relating to compensation for corresponding executive positions at similarly situated financial institutions. Executive officer salaries are evaluated by the Committee on an annual basis utilizing information from independent outside compensation consultants, the Corporation's

Human Resources Department and input from the Chairman and Chief Executive Officer and the President and Chief Administrative Officer. To determine the actual base salary for each executive officer, the Committee also takes into account individual performance, experience and unique contributions or needs for certain expertise required by the Corporation.

     Base Compensation of Chief Executive Officer. In December 1994, the Committee reviewed Mr. Weeks' performance for 1994 and awarded him a 10.51% merit increase effective January 1, 1995. The Committee noted that, in its opinion, Mr. Weeks' leadership has directly resulted in significant growth for the Corporation together with substantial enhancement of shareholder value. The Committee also noted that the Corporation had again achieved record earnings in 1994 while continuing to maintain a high quality balance sheet.

MANAGEMENT INCENTIVE PLAN

     All of the Corporation's executive officers participate in the MIP. The MIP is designed to motivate participating officers of the Corporation and its subsidiaries to attain goals based upon net earnings of the Corporation and its subsidiaries and the achievement of individual objectives. The amount of an individual's MIP award is a function of (i) the midpoint of the salary range for the individual's position, (ii) the "participation rate" established by the Committee for the individual, (iii) the performance of the Corporation or the subsidiary for which the individual has responsibility, and (iv) the extent to which the individual achieved agreed-upon objectives for the year. Each of these factors is described below.

     Midpoint of Salary Range and Participation Rate. As described under "Base Compensation," the Committee determines a salary range for each executive officer's position based upon competitive factors. Similarly, the Committee assigns a "participation rate" to each position based on the same factors ranging from 6% for lower level executive officers to 45% for the Chief Executive Officer. The participation rate multiplied by the midpoint of the individual's salary range is that individual's "Award Base" under the MIP, which is subject to adjustment based on Corporate and individual performance as described below.

     Corporate Performance. As a general practice under the MIP, no amounts will be awarded unless the Corporation's net earnings for the year equal or exceed (i) 90% of the profit plan target approved by the Corporation's board of directors for that year and (ii) 100% of the previous year's earnings (the greater of these amounts is referred to as the "Threshold"). Nonrecurring expenses or income items affecting earnings are evaluated and may be excluded in the discretion of the Committee from the profit plan earnings calculation to the extent of management's inability to control such items. A similar formula based upon subsidiary earnings applies to participants who participate wholly or partially on a subsidiary level basis. With the exception of Mr. Clark, during 1995, the Named Officers participated in the MIP based only on the earnings of the consolidated Corporation. Mr. Clark's participation was based 25% on Corporate performance and 75% on the performance of Commercial National Bank of Berwyn, a wholly owned subsidiary of the Corporation for which Mr. Clark is principally responsible. Earnings below the profit plan target but higher than the Threshold automatically reduce the Award Base while earnings above the profit plan target automatically increase the Award Base. For 1995, the Corporation's net operating earnings exceeded both 1994 earnings (by over 14%) and the profit plan target.

     Individual Objectives. Individual executive performance also significantly affects the amount of a participant's individual award.
Annually, each executive officer establishes objectives, subject to approval by the officer's supervisor. Depending upon the extent to which these objectives are achieved during the year, a participant will be eligible to receive from 0 to 150 percent of the Award Base, adjusted for Corporate performance as described above.

     Chief Executive Officer Award. Mr. Weeks received an award of $209,920 under the MIP for his 1995 performance on the same basis as the other executive
officers.   As noted above, the Corporation exceeded the profit plan target for
1995, thereby increasing his Award Base.   Mr. Weeks' primary individual MIP
objective was to have the Corporation's earnings reach the 1995 profit plan target. The Committee noted that the Corporation's operating earnings during 1995 exceeded any year in its history and that the Corporation's Common Stock had a total return of approximately 10.5% for the year. Another significant individual objective of Mr. Weeks was to complete effective March 1, 1995 the acquisition of the Banc One Corporation banks headquartered in Fenton, Ypsilanti, East Lansing and Sturgis, Michigan. The Committee noted that the acquisition had been completed in a timely manner, that the acquired banks had been successfully and efficiently integrated into the Corporation's operations and that the acquired banks had a positive impact on fourth quarter earnings in 1995 which exceeded management's expectations. Further, the Committee noted that, on a combined basis, the four banks acquired have added approximately $670 million in additional assets to the Corporation's balance sheet, bringing the total asset base of the Corporation to approximately $3.5 billion at year end. The Committee concluded that Mr. Weeks had exceeded the profit plan target for 1995 and had successfully acquired and integrated the Banc One Corporation banks into the operations of the Corporation, thereby entitling him to 100% of his adjusted Award Base.

LONG TERM STOCK-BASED COMPENSATION

     The Option Plan provides for a variety of different types of compensation arrangements, such as stock options, restricted stock and stock appreciation rights, which increase in value as the value of the Common Stock increases.
The purpose of these and similar long term compensation arrangements is to more closely align the financial interests of executive officers and other key employees with the long term interests of the Corporation's shareholders by linking a significant portion of their compensation directly to stock price growth or decline.

     In furtherance of such purpose, the Committee generally makes annual grants to executive officers of stock options with an exercise price equal to the fair market value of the Common Stock on the date of grant. Such options vest and generally become exercisable as the Corporation's return on average assets increases in accordance with a vesting schedule pertaining to such option grants. This year the Committee adopted new option grant guidelines to reflect competitive practices of other similarly situated financial institutions. These guidelines, implemented by the Committee with the assistance of the Corporation's outside compensation consultants, employ a modified Black-Scholes option valuation model to estimate the present value of long term incentive compensation for corresponding executive positions at similarly situated and performing financial institutions. A similar analysis is performed to determine the comparative value of an option to be awarded under the Option Plan. Based upon this information and other information concerning compensation practices within the financial services industry, an appropriate participation rate for each of the executive officers in the Plan is assigned. The option grant size for each executive officer is then determined by dividing the product of the position's salary mid-point and participation rate by the current market price of Common Stock, subject to being increased or decreased by the Committee based upon its evaluation of the officer's individual performance.

     Other options received by the executive officers during 1995 were reload grants made automatically under the provisions of the PPP.

     Chief Executive Officer Long Term Compensation - During 1995 an option grant in the amount of 36,000 shares was made to Mr. Weeks in accordance with the formula described above. Mr. Weeks did not participate in the PPP during 1995 and therefore did not receive reload options thereunder.

     $1,000,000 Cap - The Omnibus Budget Reconciliation Act of 1993 prohibits a publicly owned company from deducting more than $1,000,000 in annual compensation (including gain from the exercise of certain stock and option grants) paid to the chief executive officer or any of the next four most highly compensated executive officers. Certain exceptions apply involving performance based compensation and the maximum amount of compensation that can be paid pursuant to a plan. In addition, a transition rule exempts exercises of options granted under the Option Plan prior to the 1997 annual meeting of shareholders. The Corporation does not anticipate that any of its executive officers will receive more than $1,000,000 in compensation during 1996.

     The Committee intends to recommend changes to the Option Plan in order to minimize the effect of the $1,000,000 limitation on the tax deductibility of gain from the exercise of stock options. The Committee may also recommend changes in other compensation plans and changes with respect to other facets of the Option Plan to maximize the tax deductibility of compensation paid pursuant to such plans if practicable and in the best interests of the Corporation and its shareholders. However, the Committee believes it is important to maintain the flexibility to take actions regarding executive compensation which it considers to be in the best interests of the Corporation and its shareholders, which may be based on considerations in addition to whether the compensation will be tax deductible. As a result, it is possible that in the future, circumstances may cause the Committee to authorize compensation that is not entirely deductible.



HUGO E. BRAUN JR.                                       VICTOR E. GEORGE

LAWRENCE O. ERICKSON                                    JAMES E. TRUESDELL JR.

KENDALL B. WILLIAMS

                               SHAREHOLDER RETURN

     Set forth below is a graph which summarizes the cumulative return experienced by the Corporation's shareholders over the last five years compared to the S&P 500 Index and the Keefe, Bruyette & Woods, Inc. 50 Bank Index. Such presentation assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1990 and that all dividends were reinvested.


                           CUMULATIVE TOTAL RETURNS
                      FIVE YEARS ENDED DECEMBER 31, 1995


                Citizens                KBW 50               S&P 500
1990             $100                    $100                 $100
1991             $150                    $158                 $130
1992             $216                    $202                 $140
1993             $291                    $213                 $155
1994             $333                    $202                 $157
1995             $369                    $324                 $215



                     COMPENSATION COMMITTEE INTERLOCKS AND
                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Hugo E. Braun Jr., Lawrence O. Erickson, Victor E. George, James
E. Truesdell Jr., and Kendall B. Williams served on the Compensation and Benefits Committee of the board of directors of the Corporation throughout the last completed fiscal year. None of these individuals are employees of the Corporation.

     Committee member Braun is a partner in the law firm of Braun Kendrick Finkbeiner which rendered legal services to certain of the Corporation's banking subsidiaries during 1995. Such subsidiaries plan to employ this firm for additional services in 1996.

OTHER TRANSACTIONS WITH OFFICERS AND DIRECTORS

     During 1995 the banking subsidiaries of the Corporation had, and expect to have in the future, banking transactions, in the ordinary course of business, with directors, officers and their associates. These transactions were made on substantially the same terms, including interest rate charges and collateral requirements, as comparable transactions made with unrelated parties prevailing at the time of such transactions and did not involve more than the normal risk of collectability or present other unfavorable features.

     During 1995, the firm of Winegarden, Shedd, Haley, Lindholm & Robertson, of which director William C. Shedd is a partner, rendered legal services to the Corporation and its banking subsidiaries. The Corporation and its banking subsidiaries paid that firm $178,062 in legal fees and reimbursements. The Corporation and its subsidiaries expect to employ this firm for services in 1996.


                       SECURITIES TRANSACTIONS REPORTING

     Under the securities laws of the United States, the Corporation's directors, executive officers and any persons holding more than 10% of the Common Stock (collectively, the "Reporting Persons") are required to report their ownership of the Common Stock and any changes in that ownership to the Commission and to the Nasdaq Stock Market ("Nasdaq"). Specific due dates for these reports have been established and pursuant to applicable rules, the Corporation is required to report in its proxy statement any failure to file by these due dates. Based on corporate records and certifications received from the Reporting Persons, all required reports of Reporting Persons have been timely filed with the Commission and the Nasdaq. In making these statements, the Corporation has relied on the written representations of its directors, executive officers and its principal shareholder and on copies of the reports that such persons have filed with the Commission.


                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     In 1995, Ernst & Young LLP, performed audit and audit related services for the Corporation and its subsidiaries which included examination of the consolidated financial statements of the Corporation, and consultation with the Corporation and its subsidiaries on accounting and reporting matters. Upon recommendation of the audit committee, the board of directors has again selected Ernst & Young LLP, as independent auditors. Representatives of Ernst & Young LLP, will attend the annual meeting, will have an opportunity to make a statement, and will be available to answer questions that may be asked by shareholders.

                            SHAREHOLDER PROPOSALS

     Any proposal by a shareholder of the Corporation to be considered for inclusion in the Proxy Statement for the 1997 annual meeting must be received by Thomas W. Gallagher, the secretary of the Corporation, by the close of business on November 15, 1996.


                                 ANNUAL REPORTS

     Appendix A to this Proxy Statement contains the information required to be included in an annual report pursuant to the rules of the Commission, including audited financial statements, management's discussion and analysis of financial condition and results of operations and five year selected financial data.
Upon request, the Corporation will provide without charge a copy of its annual report on FORM 10-K.


                                 OTHER MATTERS

     The board of directors is not aware of any other matters which may come before the meeting. However, should any such matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

                                             CITIZENS BANKING CORPORATION

                                             Thomas W. Gallagher

                                             Thomas W. Gallagher
                                             Senior Vice President, General
                                             Counsel and Secretary


Flint, Michigan
March 14, 1996

                                                                      APPENDIX A












                          CITIZENS BANKING CORPORATION



                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                      AND
                       CONSOLIDATED FINANCIAL STATEMENTS

                               TABLE OF CONTENTS



 I.  Financial Review including
       Management's Discussion and Analysis ............    1

         Selected Financial Data .......................    1
         Performance Summary ...........................    2
         Net Interest Income ...........................    2
         Provision and Allowance for Loan Losses .......    5
         Noninterest Income and Expense ................    6
         Balance Sheet Review ..........................    9
         Liquidity and Debt Capacity, Interest Rate Risk
          and Impact of Inflation ......................   15
         Year Ended December 31, 1994
          Compared with 1993 ...........................   18

II.  Consolidated Financial Statements .................   19

         Consolidated Balance Sheets ...................   19
         Consolidated Statements of Income .............   20
         Consolidated Statements of Changes
          in Shareholders' Equity ......................   21
         Consolidated Statements of Cash Flow ..........   22

III. Notes to Consolidated Financial Statements ........   23

IV.  Report of Independent Auditors ....................   36

V.   Report of Management ..............................   37



TABLE 1. SELECTED FINANCIAL DATA

(in thousands except per share data)                     1995(4)       1994      1993(2)      1992(1)       1991
-----------------------------------------------------------------------------------------------------------------
FOR THE YEAR
  Net interest income                                    $137,495    $118,400    $104,334     $99,975     $99,231
  Provision for loan losses                                 6,441       5,303       5,597       6,251       6,086
  Investment securities gains (losses)                        198         157         763         (17)         19
  Noninterest income                                       36,236      33,697      30,452      27,082      26,509
  Noninterest expense                                     121,087     107,245      97,268      92,555      93,509
  Income taxes                                             12,805      10,292       6,914       4,765       5,089
  Income before cumulative effect
   of change in accounting principle                       33,596      29,414      25,770      23,469      21,075
  Net income                                               33,596      29,414      25,770      10,564      21,075
  Cash dividends                                           12,770      11,557       9,937       9,027       8,427

PER COMMON SHARE DATA
  Primary:
   Income before cumulative effect
    of change in accounting principle                       $2.31       $2.03       $1.88       $1.77       $1.60
   Net income                                                2.31        2.03        1.88        0.79        1.60
  Fully diluted:
   Income before cumulative effect
    of change in accounting principle                        2.30        2.03        1.87        1.75        1.60
   Net income                                                2.30        2.03        1.87        0.79        1.60
  Cash dividends                                            0.900       0.820       0.745       0.690       0.645
  Book value, end of year                                   20.73       18.31       18.08       16.73       16.68
  Market value, end of year                                 29.75       27.75       25.00       19.25       13.88

AT YEAR END
  Assets                                               $3,463,922  $2,703,823  $2,714,112  $2,498,934  $2,492,584
  Loans                                                 2,428,513   1,816,221   1,780,180   1,557,423   1,536,461
  Deposits                                              2,864,701   2,252,318   2,246,750   2,086,144   2,064,024
  Long-term debt                                          105,411       5,249      10,865      15,093      20,405
  Shareholders' equity                                    297,186     258,730     255,163     219,276     218,183

AVERAGE FOR THE YEAR
  Assets                                               $3,279,646  $2,710,747  $2,535,068  $2,472,245  $2,449,897
  Earning assets                                        3,002,753   2,500,215   2,348,691   2,290,884   2,276,390
  Loans                                                 2,302,414   1,797,153   1,643,327   1,539,332   1,545,108
  Deposits                                              2,702,346   2,262,182   2,109,269   2,061,613   2,035,156
  Interest-bearing deposits                             2,250,711   1,882,451   1,783,718   1,769,078   1,759,965
  Repurchase agreements and
   other short-term borrowings                            146,000     141,230     138,375     135,624     143,012
  Long-term debt                                          102,813       8,667      13,112      16,965      29,726
  Shareholders' equity                                    277,597     256,607     231,160     210,193     210,931

FINANCIAL RATIOS
  Return on average:(3)
   Shareholders' equity                                     12.10%      11.46%      11.15%      11.17%       9.99%
   Earning assets                                            1.12        1.18        1.10        1.02        0.93
   Assets                                                    1.02        1.09        1.02        0.95        0.86
  Average shareholders' equity/ave. assets                   8.46        9.47        9.12        8.50        8.61
  Dividend payout ratio(3)                                  38.01       39.29       38.56       38.46       39.99
  Net interest margin (FTE)                                  4.77        4.99        4.74        4.71        4.67
  Tier I leverage                                            6.65        9.52        8.90        8.57        8.48
  Risk-based capital (fully phased-in guidelines):
   Tier I capital                                            8.79       13.44       13.12       12.73       13.11
   Total capital                                            10.04       14.69       14.36       13.90       14.35

--------------------------------------------------------------------------------
(1) 1992 income and income per common share were affected by nonrecurring items. Nonrecurring items included restructuring expenses related to the leasing subsidiary, employee benefit costs related to adopting the accrual method of accounting for retiree benefits and a curtailment gain resulting from modification of retiree benefit plans. If the nonrecurring items had been excluded from the results of operations for 1992, income before cumulative effect of change in accounting principle would have been reduced by $1.152 million or $0.08 per fully diluted share.
(2) The year 1993 reflects the acquisition of National Bank of Royal Oak ("NBRO"), accounted for as a purchase, and includes NBRO'S results of operations and financial results subsequent to its October 1, 1993 acquisition date.
(3)  Based on income before cumulative effect of change in accounting principle.
(4) The year 1995 reflects the acquisition of the Michigan affiliates of Banc One Corporation accounted for as a purchase, and includes the related results of operations and financial results subsequent to the February 28, 1995 acquisition date.

     PERFORMANCE SUMMARY

     The following discussion provides a more comprehensive review of the Corporation's operating results and financial condition than could be obtained from reading the Consolidated Financial Statements alone. Citizens Banking Corporation earned $33,596,000 or $2.30 per fully diluted share during 1995 compared with $29,414,000 or $2.03 per share in 1994. Net income was up $4,182,000 or $0.27 per fully diluted share over the prior year and reflected a 14.2% increase in net income. This marked the Corporation's thirteenth consecutive year of increased net operating income and eighth consecutive year of record earnings.
     The Corporation's 1995 results reflect ten months of operations for the four Michigan affiliates of Banc One Corporation purchased at the close of business on February 28, 1995. The transaction was accounted for as a purchase and the four banks ("acquired banks") were merged into Citizens Commercial & Savings Bank headquartered in Flint, Michigan effective immediately after the acquisition. Total assets acquired of $670 million included net loans of $532 million and investment securities and money market investments of $57 million. Cost-in-excess of the fair value of identifiable net assets acquired ("intangible assets") of $59.2 million and is being amortized over 15 years.
     Return on average assets was 1.02% in 1995, a decrease from 1.09% in 1994. The decline in the Corporation's return on assets is primarily attributable to additional interest expense, intangible asset amortization costs and nonrecurring systems conversions costs associated with the acquired banks. Systems integration and conversion of the acquired banks to Citizens' corporate systems was completed in the second and third quarters of 1995, and as a result the acquisition was accretive to earnings in the fourth quarter.
     Return on average equity improved to 12.10% in 1995 compared with 11.46% last year. Average shareholders' equity was $277.6 million or 8.46% of total average assets for 1995 compared with $256.6 million or 9.46% for 1994. The Corporation's risk-based capital levels exceeded all regulatory requirements.
     An analysis of changes in major income statement components in 1995 from 1994 is presented below. Overall, the increase in net income reflects improvement in net interest income and noninterest income, offset, in part, by increases in noninterest expense and income taxes. Higher levels of earning assets, primarily loans and leases, resulted in higher net interest income. Additional data on the Corporation's performance during the past five years appears in Table 1.



-----------------------------------------------------------------------------
                             Year Ended December 31,       Changes in 1995
                             ------------------------    -------------------
(in thousands)                 1995          1994        Amount     Percent
-----------------------------------------------------------------------------
Interest income                $240,600      $179,989      $60,611    33.7%
Interest expense                103,105        61,589       41,516    67.4
                               --------      --------      -------
 Net interest income            137,495       118,400       19,095    16.1
Provision for loan losses         6,441         5,303        1,138    21.5
Noninterest income               36,434        33,854        2,580     7.6
Noninterest expense             121,087       107,245       13,842    12.9
Income taxes                     12,805        10,292        2,513    24.4
                               --------      --------      -------
Net income                     $ 33,596      $ 29,414      $ 4,182    14.2
                               ========      ========      =======

     NET INTEREST INCOME

     The largest segment of the Corporation's operating income is net interest income, which is the sum of interest and certain fees derived from earning assets minus interest paid on deposits and other funding sources. Net interest income is impacted by changes in the volume and mix of earning assets and funding sources, market rates of interest, demand for loans and the availability of deposits. Other factors, such as Federal Reserve Board monetary policy and changes in tax laws, may also have an impact on changes in net interest income from one period to another.
     Average balances and rates on major categories of interest-earning assets and interest-bearing liabilities during the past three years appear in Table 2. Total average earning assets were 19.9% higher during 1995 compared with 1994 primarily due to the purchase of the acquired banks. The composition of average earning assets changed in 1995 as total average loans increased $505 million to 76.7% of average earning assets from 71.9% in 1994. Average investment securities including money market investments represented 23.3% of average earning assets in 1995 compared with 28.1% in 1994. Total average interest-bearing liability balances increased

TABLE 2. AVERAGE BALANCES/NET INTEREST INCOME/AVERAGE RATES

                                                1995                            1994                            1993
                                   ------------------------------  ------------------------------  ------------------------------
Year Ended December 31                AVERAGE               AVERAGE  Average               Average  Average                Average
(in millions)                         BALANCE   INTEREST(1) RATE(2)  Balance   Interest(1) Rate(2)  Balance   Interest(1)  Rate(2)
---------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
 Money market investments:
  Time deposits with banks           $    4.9     $  0.3     5.87% $    5.4       $  0.2     4.65% $   12.8     $  0.4       3.30%
  Federal funds sold                     74.1        4.4     6.01      43.0          1.9     4.46      46.5        1.4       3.04
  Term federal funds sold and other      47.2        2.7     5.69       5.1          0.3     5.21       8.3        0.3       3.64
 Investment securities(3):
  Taxable                               402.1       22.5     5.60     447.9         22.7     5.07     393.9       19.6       4.96
  Nontaxable                            175.4        9.4     8.30     208.1         10.6     7.86     243.9       11.7       7.31
 Loans(4):
  Commercial                            902.4       81.9     9.17     756.2         59.7     8.01     657.8       48.4       7.51
  Real estate                           436.1       36.2     8.29     389.7         31.8     8.16     388.8       32.7       8.40
  Consumer installment                  900.1       79.0     8.78     569.4         47.3     8.30     503.1       45.2       8.99
  Lease financing                        63.8        4.2     6.55      81.9          5.5     6.71      93.6        6.7       7.16
                                     --------     ------           --------       ------           --------     ------
    Total earning assets(3)           3,006.1      240.6     8.20   2,506.7        180.0     7.45   2,348.7      166.4       7.39

NONEARNING ASSETS
 Cash and due from banks                141.6                         124.3                           109.7
 Premises and equipment                  61.9                          53.6                            49.4
 Other assets                           102.4                          49.8                            47.9
 Allowance for loan losses              (32.4)                        (23.7)                          (20.6)
                                     --------                      --------                        --------
    Total assets                     $3,279.6                      $2,710.7                        $2,535.1
                                     ========                      ========                        ========

INTEREST-BEARING LIABILITIES
 Deposits:
  Interest-bearing demand            $  309.4        5.8     1.87  $  256.1          4.4     1.71  $  238.5        5.0       2.08
  Savings                               909.7       25.6     2.82     909.4         21.7     2.39     832.4       21.3       2.56
  Time                                1,031.6       56.8     5.50     717.0         29.9     4.17     712.8       31.0       4.35
  Short-term borrowings                 146.0        7.2     4.95     141.2          5.1     3.62     138.4        4.2       3.04
  Long-term debt                        102.8        7.7     7.52       8.7          0.5     5.24      13.1        0.6       4.74
                                     --------     ------           --------       ------           --------     ------
    Total interest-bearing
     liabilities                      2,499.5      103.1     4.12   2,032.4         61.6     3.03   1,935.2       62.1       3.21

NONINTEREST-BEARING LIABILITIES
AND SHAREHOLDERS' EQUITY
 Demand deposits                        451.6                         379.7                           325.6
 Other liabilities                       50.9                          42.0                            43.1
 Shareholders' equity                   277.6                         256.6                           231.2
                                     --------                      --------                        --------
    Total liabilities and
     shareholders' equity            $3,279.6                      $2,710.7                        $2,535.1
                                     ========                      ========                        ========
NET INTEREST INCOME                               $137.5                          $118.4                        $104.3
                                                  ======                          ======                        ======
NET INTEREST INCOME AS A PERCENT
OF EARNING ASSETS                                            4.77%                           4.99%                           4.74%

(1) Interest income is shown on an unadjusted basis and therefore does not include taxable equivalent adjustments.
(2) Average rates include taxable equivalent adjustments to interest income of $5,983,000, $6,684,000 and $7,003,000 for the years ended December 31,
     1995, 1994, and 1993, respectively, based on a 35% tax rate.
(3) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(4)  Nonaccrual loans are included in average balances.

23.0% in 1995 compared to 1994, while average noninterest-bearing deposit balances increased 18.9%.
     The average yield on earning assets improved 75 basis points to 8.20% in 1995. Yields increased in all categories of earning assets except lease financing, in response to the higher interest rate environment. The cost of interest-bearing liabilities increased 109 basis points to 4.12% in 1995 from
3.03% in 1994.   This increase was attributable to $115 million of long term debt incurred to fund the first quarter 1995 acquisition and higher deposit costs, primarily from savings and time accounts. Long-term debt comprised 3.4% of total funding sources during 1995, compared with 0.4% in 1994.
Additionally, the weighted average rate on all long-term debt increased to 7.52% in 1995 from 5.24% in 1994. The increased costs on interest bearing liabilities more than offset increased yields on earning assets causing the interest spread on earning assets (the difference between the average yield on earning assets and the average rate on interest-bearing liabilities) to decrease from 4.42% in 1994 to 4.08% in 1995. As a result, net interest margin decreased from 4.99% in 1994, to 4.77% in 1995, a 22 basis point decline.
     The effect on net interest income of changes in average balances ("volume") and yields and rates ("rate") are quantified in Table 3. As shown, net interest income improved in 1995 due to volume-related increases primarily attributable to the February 28, 1995 acquisition which provided $16.6 million of the volume related increase. Higher costs of interest-bearing liabilities offset the effects of increased asset yields resulting in unfavorable rate related variances of $2.0 million.
     In the latter part of 1995 and again in early 1996, the Federal Reserve Board lowered the federal funds rate. As a result money market interest rates declined and the Corporation lowered it's prime lending rate. Management continually monitors the Corporation's balance sheet to insulate net interest income from significant swings caused by interest rate volatility. If market rates continue to decrease in 1996, corresponding changes in funding costs would be considered to avoid a negative impact on net interest income. The Corporation's policies in this regard are further discussed in the section titled "Interest Rate Risk".



TABLE 3. ANALYSIS OF CHANGES IN INTEREST INCOME AND INTEREST EXPENSE

                                    1995 COMPARED TO 1994                 1994 Compared to 1993
                              ---------------------------------    ---------------------------------
                                          INCREASE (DECREASE)                    Increase (Decrease)
                                           DUE TO CHANGE IN                       Due to Change in
Year Ended December 31          NET       --------------------       Net         --------------------
(in millions)                 CHANGE(1)    RATE (2)      VOLUME    Change(1)    Rate (2)      Volume
-----------------------------------------------------------------------------------------------------
INTEREST INCOME:
 Money market investments:
  Time deposits with banks      $0.1         $0.1       $(0.0)      $(0.2)        $---       $(0.2)
  Federal funds sold             2.5          1.1         1.4         0.5          0.6        (0.1)
  Term federal funds sold        2.4          0.2         2.2         0.0          0.1        (0.1)
 Investment securities:
  Taxable                       (0.2)         1.8        (2.0)        3.1          0.9         2.2
  Tax-exempt                    (1.2)         0.5        (1.7)       (1.1)         0.8        (1.9)
 Loans                          57.0         16.2        40.8        11.3         (1.9)       13.2
                                ----         ----        ----        ----        -----        ----
    Total                       60.6         19.9        40.7        13.6          0.5        13.1
                                ----         ----        ----        ----        -----        ----
INTEREST EXPENSE:
 Deposits:
  Demand                         1.4          0.4         1.0        (0.6)        (0.9)        0.3
  Savings                        3.9          4.1        (0.2)        0.4         (1.9)        2.3
  Time                          26.9         13.2        13.7        (1.1)        (1.6)        0.5
 Short-term borrowings           2.1          1.9         0.2         0.9          0.8         0.1
 Long-term debt                  7.2          2.3         4.9        (0.1)         0.1        (0.2)
                                ----         ----        ----        ----        -----        ----
    Total                       41.5         21.9        19.6        (0.5)        (3.5)        3.0
                                ----         ----        ----        ----        -----        ----
NET INTEREST INCOME            $19.1        $(2.0)      $21.1       $14.1         $4.0       $10.1
                               =====        =====       =====       =====         ====       =====

(1) Changes are based on actual interest income and do not reflect taxable equivalent adjustments.
(2) Rate/Volume variances are allocated to changes due to rate.

     PROVISION AND ALLOWANCE
     FOR LOAN LOSSES

     Management provides for possible loan losses at a level determined adequate based upon judgements regarding historical loss experience, the financial condition of borrowers, the size and composition of the loan portfolio, the level and composition of nonperforming loans, estimated future net charge-offs, present and anticipated economic conditions and other factors. A summary of the Corporation's loan loss experience from 1991 through 1995 appears in Table 4.
     Management increased the provision for loan losses in 1995 by $1.1 million from 1994, primarily due to the acquisition of the four banks. Net loan charge-offs were 0.16% of average loans in 1995, down from 0.17% in 1994 and below peer group levels. The ability to cover loan charge-offs improved during the year as the ratio of the allowance for loan losses to net loans charged off increased to 9.6 times at December 31, 1995 compared with 7.9 times as of December 31, 1994. At year end, the allowance for loan losses was $34.8 million or 1.43% of total loans, up $10.1 million from 1.36% at December 31, 1994. The increase is attributable to a higher loan loss provision in 1995 as compared to 1994 and the addition of the $7.2 million allowance of the acquired banks.
     Gross charge-offs increased $1.8 million, or 29.6% from 1994, partially due to charge-offs related to the acquired banks. Recoveries on loans previously charged off increased 44.5% compared to the prior year, resulting in a slight decline in the ratio of net charge-offs to average loans outstanding. The ratio of net charge-offs to average loans for each of the loan portfolios except commercial decreased compared with the prior year as follows:
commercial (0.16% versus 0.06%), mortgage (0.01% versus 0.02%), consumer (0.14% versus 0.27%) and leasing (0.70% versus 1.22%).
     The Corporation maintains formal policies and procedures to control and monitor credit risk. Management believes the allowance for loan losses is adequate to meet presently known credit risks in the loan portfolio. The Corporation's loan portfolio has no significant concentrations in any one industry nor any exposure in foreign loans.


TABLE 4. SUMMARY OF LOAN LOSS EXPERIENCE

Year Ended December 31 (in thousands)      1995        1994        1993        1992        1991
-------------------------------------------------------------------------------------------------
Allowance for loan losses - January 1     $24,714     $22,547     $19,404     $19,759     $19,448
Allowance of acquired banks                 7,235         ---       1,642         ---         ---
Provision for loan losses                   6,441       5,303       5,597       6,251       6,086
CHARGE-OFFS:
 Commercial                                 2,971       1,869       2,629       2,781       2,125
 Real estate(1)                                69          72         403         946         668
 Consumer installment                       4,362       3,020       3,182       4,169       4,667
 Lease financing                              519       1,153         182         803         251
                                       ----------  ----------  ----------  ----------  ----------
    Total charge-offs                       7,921       6,114       6,396       8,699       7,711
                                       ----------  ----------  ----------  ----------  ----------
RECOVERIES:
 Commercial                                 1,534       1,390         673         601         431
 Real estate(1)                                22           4         177          10          41
 Consumer installment                       2,675       1,510       1,362       1,474       1,464
 Lease financing                               71          74          88           8         ---
                                       ----------  ----------  ----------  ----------  ----------
    Total recoveries                        4,302       2,978       2,300       2,093       1,936
                                       ----------  ----------  ----------  ----------  ----------
Net charge-offs                             3,619       3,136       4,096       6,606       5,775
                                       ----------  ----------  ----------  ----------  ----------
Allowance for loan losses -
December 31                               $34,771     $24,714     $22,547     $19,404     $19,759
                                       ==========  ==========  ==========  ==========  ==========
Loans outstanding at year-end          $2,428,513  $1,816,221  $1,780,180  $1,557,423  $1,536,461
Average loans outstanding               2,302,414   1,797,153   1,643,327   1,539,332   1,545,108
Ratio of allowance for loan losses
  to loans outstanding at year-end          1.43%       1.36%       1.27%       1.25%       1.29%
Ratio of net loans charged off as a
  percentage of average loans
  outstanding                               0.16%       0.17%       0.25%       0.43%       0.37%

(1) 1995 and 1994 commercial real estate loan balances and related charge-offs and recoveries are reflected in the commercial loan category. Previous years' balances have not been reclassified.

     The Corporation has generally not extended credit to finance highly leveraged transactions nor does it intend to do so in the future. Employment levels and other economic conditions in the Corporation's local markets may have a significant impact on the level of credit losses. Management continues to identify and devote attention to credits that may not be performing as well as expected. Nonperforming loans are further discussed in the section titled "Nonperforming Assets".

     NONINTEREST INCOME

     Noninterest income accounted for 20.9% of total operating income or 1.1% of average assets in 1995, decreasing from 22.2% or 1.3%, respectively, in 1994. The decline was primarily the result of discontinuing the Travel Banking product line in early 1995, which provided bankcard merchant fee income. This decrease was more than offset by reductions in associated operating expenses,
including interchange and other bankcard expenses.   Excluding the effects of
the Travel Banking product line and the newly acquired banks, 1995 noninterest income increased by 2.7% over 1994 levels. An analysis of the components of noninterest income is on the following page.
     Excluding the results of the acquired banks, trust income increased $246,000 or 2.5%. The largest increases occurred in employee benefit trust services. The Corporation offers comprehensive trust services to its customers including investment management services in the personal trust, institutional and employee benefit plan market segments.
     Deposit service charges increased 12.7% including the results of the newly acquired banks. Brokerage and investment fees decreased $196,000, or 13.8%, excluding the impact of the acquired banks. The decrease in brokerage and investment fees is due to lower market penetration and a temporary reduction in staff during the first half of 1995.
     Other loan income increased $615,000 from 1994, primarily attributable to premiums on the sale of student loans and loan servicing income from the operations of the acquired banks. Net gains on sale of mortgages were $327,000 in 1995 compared with $255,000 in 1994. The direction and magnitude of changes in market interest rates, as well as the volume of originated mortgages
retained, may affect future levels of  income for this category.   Excluding
the acquired banks, other loan income increased $25,900 or 2.0% in 1995 as compared to 1994.
     ATM fees increased $222,000, or 16.9%, excluding the impact of the acquired banks, due to increased volumes. Increases in cash management services, safe deposit and the other fees resulted primarily from the acquired banks.
     The Corporation realized net gains on sales of investment securities of $198,000 during 1995 compared with net gains of $157,000 during 1994. As presented in Note 3 to the Consolidated Financial Statements, gross realized gains on sales of investment securities amounted to $202,000 in 1995 while gross realized losses amounted to $4,000. The comparable amounts in 1994 were $326,000 and $169,000, respectively. Proceeds from sales of investment securities during 1995 totaled $7.0 million or 1.2% of total average security holdings compared with $190.3 million or 29.3% in 1994. The 1994 and 1995 net gains resulted from the sale of certain securities to reposition the investment portfolio based on the current rate environment.
     Effective January 1, 1994, the Corporation adopted Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). This Statement requires the Corporation to classify securities into one of three categories based on its intent and ability to hold the investment to maturity. These categories include: held-to-maturity (securities that the Corporation has the positive intent and ability to hold to maturity), trading (securities bought and held principally for the purpose of selling in the near future) and available-for-sale (securities not classified in either of the two other categories). At adoption, the Corporation classified all of its investment portfolio into the available-for-sale category. Securities classified as available-for-sale are recorded at fair value with unrealized gains or losses reported as a separate component of shareholders' equity. Adoption increased shareholders' equity on January 1, 1994 by $6.6 million. The Corporation's policies with respect to the classification of investments in debt and equity securities are further discussed in the section titled "Investment Securities and Money Market Investments" and in Note 1 to the Consolidated Financial Statements.

---------------------------------------------------------------------------------------------------
NONINTEREST INCOME                                     Year Ended
                                                      December 31,               Changes in 1995
                                                 ----------------------         -------------------
(in thousands)                                    1995           1994             Amount   Percent
---------------------------------------------------------------------------------------------------
Trust fees                                       $11,314         $9,697           $1,617      16.7%
Service charges on deposit accounts                9,717          8,618            1,099      12.7
Bankcard fees                                      5,635          7,694           (2,059)    (26.8)
Brokerage and investment fees                      1,277          1,392             (115)     (8.3)
Other loan income                                  1,925          1,310              615      46.9
ATM network user fees                              1,665          1,311              354      27.0
Cash management services                           1,038            916              122      13.3
Safe deposit rentals                               1,012            797              215      27.0
Investment securities gains                          198            157               41      26.1
Other                                              2,653          1,962              691      35.2
                                                 -------        -------           ------
     Total noninterest income                    $36,434        $33,854           $2,580       7.6
                                                 =======        =======           ======

---------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE                                    Year Ended
                                                      December 31,               Changes in 1995
                                                 ----------------------         -------------------
(in thousands)                                    1995           1994             Amount   Percent
---------------------------------------------------------------------------------------------------
Salaries and employee benefits                  $ 64,357       $ 55,722          $ 8,635      15.5%
Equipment                                          9,709          8,505            1,204      14.2
Occupancy                                          9,000          8,050              950      11.8
Intangible asset amortization                      4,687          1,602            3,085     192.6
FDIC insurance premiums                            3,250          5,050           (1,800)    (35.6)
Bankcard fees                                      3,418          6,095           (2,677)    (43.9)
Stationery and supplies                            3,570          2,762              808      29.3
Postage and delivery                               3,189          2,359              830      35.2
Advertising and public relations                   2,386          1,717              669      39.0
Taxes, other than income taxes                     2,448          2,519              (71)     (2.8)
Consulting and other professional fees             1,782          1,632              150       9.2
Legal, audit and examination fees                  1,762          1,729               33       1.9
Loan and credit charges                            1,860          1,290              570      44.2
Other                                              9,669          8,213            1,456      17.7
                                                --------       --------          -------
     Total noninterest expense                  $121,087       $107,245          $13,842      12.9
                                                ========       ========          =======

     NONINTEREST EXPENSE

     The major components of noninterest expense are summarized on the previous
page.   Excluding the effects of the acquired banks, noninterest expense decreased $4,143,100, or 3.9% in 1995, from 1994 primarily due to a reduction in the FDIC insurance assessments paid by the Corporation's banks for the last seven months of 1995 and the discontinuance of the Travel Banking product line.

SALARIES AND BENEFITS
Compensation is the Corporation's largest noninterest expense. Excluding the impact of the acquired banks, total compensation expense increased 0.2% to $55,815,000 from $55,722,000 in 1994. This modest increase was primarily due to continued health care benefit cost containment and declines in the number of full-time equivalent employees, offset in part by higher incentive compensation and merit increases. The reduction in staff occurred through normal attrition.
     The consolidation of various business units and supporting functions throughout the Corporation continues to enhance productivity and mitigate the need to replace staff lost through attrition. In June 1996, the Michigan subsidiaries of the Corporation will collapse their respective charters and subsequently operate as one bank called Citizens Bank. This change will consolidate remaining operational areas and systems and allow for standardization of products and services offered throughout the Corporation's market area. Management anticipates further productivity gains through these operational consolidations and standardization of products and services.

OTHER NONINTEREST EXPENSES
FDIC insurance assessments decreased by $1,800,000, or 35.6% in 1995 as compared to 1994. The decline resulted from a new rate schedule implemented by the FDIC partially offset by an increase in the Corporation's deposit base due to the purchase of the acquired banks. As a result of the new rate schedule, deposit insurance assessments decreased from 23 cents to 4 cents per $100 of insured deposits for all banks within the Corporation beginning in June 1995.
     Excluding the impact of the acquired banks, occupancy expense declined $326,000, or 4.0% and equipment expense increased $119,000 or 1.4% compared to the previous year. Intangible asset amortization increased $3,085,000 in 1995 compared with 1994 as a result of the February 28, 1995 acquisition which added $59.2 million to the Corporation's cost-in-excess of the fair value of identifiable net assets acquired.
     Stationery and supplies, postage and delivery, advertising and public relations and consulting and other professional fee expenses reflect increases related to the ongoing costs associated with the acquired banks as well as one time acquisition and conversion costs. During the second and third quarters of 1995, the Corporation completed all system integration and conversions for the
acquired banks to operate within Citizens' corporate systems.   This conversion
allowed the Corporation to realize cost savings from the consolidated operating systems beginning in the fourth quarter of 1995.
     Excluding the impact of the acquired banks, bankcard processing expense declined $2,882,000 or 50.3% as compared to 1994, primarily due to the discontinuance of the Travel Banking product line in early 1995 which had previously generated significant amounts of interchange and other bankcard expense. Other loan fees and the "other" component of noninterest expense increased due to expense associated with the acquired banks.


     FEDERAL INCOME TAXES

     Income tax expense was $12,805,000 in 1995, an increase of 24.4% over the 1994 total of $10,292,000. The increase was due to higher pre-tax earnings and lower tax-exempt interest income in 1995 as compared to 1994.

     BALANCE SHEET

     Proper management of the volume and composition of the Corporation's earning assets and funding sources is essential for ensuring strong and consistent earnings performance, maintaining adequate liquidity and limiting exposure to risks caused by changing market conditions. The Corporation's investment security portfolio is structured to provide a source of liquidity through maturities and generate an income stream with relatively low levels of principal risk. The Corporation does not engage in active securities trading. Loans comprise the largest component of earning assets and presently are the Corporation's highest yielding assets. Customer deposits are the primary source of funding for earning assets while short-term debt and other managed sources of funds are utilized as market conditions and liquidity needs change.
     The Corporation's total assets averaged $3.280 billion for 1995, up $569 million from 1994, primarily due to the purchase of the acquired banks at the close of business on February 28, 1995. The ratio of average earning assets to total average assets during 1995 was 91.6%, compared to 92.2% for 1994. The slight decline reflects an increase in intangible asset balances resulting from the acquisition. Average loans and leases comprised 70.2% of total assets during 1995, up from 66.3% in 1994. The ratio of average noninterest-bearing deposits to total deposits remained unchanged from 1994. Interest-bearing deposits comprised 90.0% of total average interest-bearing liabilities during 1995, down from 92.6% in 1994. Average long-term debt increased $94 million to 4.1% of average interest-bearing liabilities as a result of the acquisition.

INVESTMENT SECURITIES AND
MONEY MARKET INVESTMENTS
Total investment securities, including money market investments, comprised 23.3% of total average earning assets in 1995, down from 28.1% in 1994. The decrease in investment securities occurred as proceeds from maturities were used to fund loan growth and maintain liquidity. A summary of average investment security balances during 1995 and 1994 follows:


----------------------------------------------------------------------------------
INVESTMENT SECURITIES                    Average Balances(1)      Changes in 1995
                                        ---------------------  -------------------
Year Ended December 31 (in thousands)     1995        1994      Amount    Percent
----------------------------------------------------------------------------------
U.S. Treasury                            $206,253    $233,681  $ (27,428)    (11.7)%
Federal agencies:
 Mortgage-backed                           76,324      94,836    (18,512)    (19.5)
 Other                                     59,945      49,096     10,849      22.1
State and municipal:
 Taxable                                   42,033      53,977    (11,944)    (22.1)
 Tax-exempt                               177,392     210,472    (33,080)    (15.7)
Other                                      12,201       7,525      4,676      62.1
                                         --------    --------  ---------
   Total                                 $574,148    $649,587  $ (75,439)    (11.6)
                                         ========    ========  =========

     (1) Average balances reflect the estimated fair value of investment securities



     Average total investment in U.S. Treasury securities comprised 35.9 % of average total investment securities during 1995, decreasing slightly from 36.0%
in 1994.   Average Federal agency mortgage-backed securities, primarily collateralized mortgage obligations ("CMO's"), decreased 19.5% in 1995 as proceeds from principal repayments were reinvested in other securities and money market investments and utilized to fund loan growth. The Corporation continues to invest in U.S. Treasury and Federal agency securities which offer increased creditworthiness and liquidity compared with privately issued CMO's.
     Total state and municipal securities comprised 38.2% of total average investment securities during 1995 compared with 40.7% in 1994. Average tax-exempt state and municipal securities decreased 15.7% from 1994. Purchases of these securities remain dependent on the Corporation's capacity for tax-exempt income.
     Other securities consisting of Federal Reserve stock, privately issued CMO's and asset backed securities increased 62.1% primarily due to securities acquired as part of the February 28, 1995 acquisition.

     Money market investments, primarily federal funds sold and term federal funds sold, averaged $126.2 million in 1995, up 136.0% from $53.5 million in
1994.   The amount of funds invested in these assets is based on the present and anticipated interest rate environment, liquidity needs and other economic factors.
     The Corporation's present policies with respect to the classification of investments in debt and equity securities are discussed in Note 1 to the
Consolidated Financial Statements.   An analysis of investment securities at
year-end for each of the last three years is presented in Table 5.


TABLE 5. ANALYSIS OF INVESTMENT SECURITIES



                         U.S. Treasury and
                         Federal Agency(1)         State and Municipal(2)             Other(1)                       Total
                    --------------------------   --------------------------   -------------------------  -------------------------
                    Amortized    Fair            Amortized   Fair             Amortized   Fair           Amortized   Fair
(in millions)          Cost      Value   Yield      Cost     Value    Yield     Cost      Value   Yield    Cost      Value   Yield
----------------------------------------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE:
 MATURITIES AT
   DECEMBER 31, 1995
  DUE WITHIN ONE YEAR   $169.4     $186.1  5.47%     $44.0      $43.6   6.97%    $2.8      $2.9    6.37%   $216.2     $232.6  5.78%
  ONE TO FIVE YEARS      174.8      159.0  5.78       87.2       90.0   8.50      1.0       1.0    7.74     263.0      250.0  6.69
  FIVE TO TEN YEARS        1.2        1.2  7.91       45.7       47.0   8.25      0.4       0.4    7.81      47.3       48.6  8.23
  AFTER TEN YEARS          0.2        0.2  8.36       32.2       32.9   8.38      6.6       6.6    6.21      39.0       39.7  8.02
                        ------     ------            -----      -----            ----      ----            ------     ------
    TOTAL               $345.6     $346.5  5.63     $209.1     $213.5   8.11    $10.8     $10.9    6.45    $565.5     $570.9  6.56
                        ======     ======           ======     ======           =====     =====            ======     ======
    AVERAGE MATURITY            1.39 yrs.                   4.31 yrs.                 1.76 yrs.                    2.94 yrs.

At December 31, 1994
    Total               $346.8     $331.0  5.27%    $229.0     $226.4   7.89%    $6.5      $6.6    6.67%   $582.3     $564.0  6.32%
                        ======     ======           ======     ======            ====      ====            ======     ======
    Average maturity            2.00 yrs.                   4.34 yrs.                 3.53 yrs.                    2.94 yrs.

Held-to-maturity:

At December 31, 1993
   Total                $361.7     $363.0  4.79%    $279.4     $287.8   7.35%    $9.2      $9.6    5.52%   $650.3     $660.4  5.90%
                        ======     ======           ======     ======            ====      ====            ======     ======
   Average maturity             2.32 yrs.                   3.48 yrs.                 1.60 yrs.                    2.81 yrs.


(1) Maturities for FNMA & GNMA mortgage participation securities, collateralized mortgage obligations and asset-backed securities are based upon projections of independent cash flow models.
(2) Yields for state and municipal securities are calculated on a tax equivalent basis using a 35% tax rate.

     As of December 31, 1995, the estimated aggregate fair value of the Corporation's investment securities portfolio was $5.4 million above amortized cost. At December 31, 1995 gross unrealized gains were $6.9 million and gross unrealized losses were $1.5 million. A summary of estimated fair values and unrealized gains and losses for the major components of the investment securities portfolio is provided in Note 3 to the Consolidated Financial Statements.
     In December 1994, the Corporation adopted Financial Accounting Standards Board Statement No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments" ("SFAS 119"). This Statement defines a derivative as a future, forward, swap, option contract or other financial instrument with similar characteristics. The Statement requires expanded disclosures about these types of financial instruments. The Corporation does not invest in derivatives or related types of financial instruments except for Federal agency collateralized mortgage obligations and, therefore, the adoption of this Statement did not have a material effect. The Corporation's policy only allows the purchase of collateralized mortgage obligations that are composed of mortgage backed securities issued by a Federal Agency. Any CMO's purchased are in early tranches with short average lives. These tranches are classified in the Planned Amortization Class and have well-defined prepayment assumptions (Super PAC's). The Corporation's CMO's are periodically tested to ensure compliance with guidelines established by the Federal Financial Institutions Examination Council.

LOANS AND LEASES
The Corporation extends credit primarily within the local markets of its seven bank subsidiaries. These natural geographic concentrations extend along the Interstate 75 corridor within the State of Michigan from northern suburban Detroit to the greater Grayling/Gaylord area, as well as the western suburban market of Chicago, Illinois. During 1995, the Corporation expanded its market presence with the purchase of the acquired banks. These new locations in East Lansing, Fenton, Sturgis and Ypsilanti give the Corporation opportunities within the western suburban Detroit, central and southwestern Michigan market areas. The Corporation's loan portfolio is widely diversified by borrowers with no concentration within a single industry that exceeds 10% of total loans. The Corporation's loan portfolio balances are summarized in Table 6.
     Total average loans and leases comprised 76.7% of total average earning assets during 1995 compared with 71.9% during 1994. As the economy continued to expand in 1995, the Corporation experienced greater loan demand with total average loans increasing 28.1% (3.0% excluding the acquired banks). This growth occurred in all major loan categories except the lease financing portfolio.
     The majority of loan growth occurred as a result of the February 28, 1995 acquisition. Consumer installment loans represent the most significant
component of the acquired banks' loan portfolio.   Increased demand for
business loans in the Corporation's local markets and improved economic conditions modestly expanded the commercial and commercial real estate loan portfolio 19.3% (3.4% excluding the acquired banks) in 1995 from 1994 levels. Average consumer loan balances increased to $900.1 million in 1995 from $569.4 million, or 58.1% (7.0% excluding the acquired banks). Average mortgage loan balances increased $46.4 million or 11.9% in 1995, from $389.7 million in 1994 (1.9% excluding the acquired banks).
     In May 1995, Financial Accounting Standards Board issued Statement No. 122
"Accounting for Mortgage Servicing Rights".    The Statement amends FASB
Statement No. 65 to require mortgage banking related companies to recognize as a separate asset the rights to service mortgage loans for others regardless of how those servicing rights are acquired. This may be through purchase or origination of the mortgage loans. The Statement is effective for years beginning after December 15, 1995. The Corporation will adopt the Statement January 1, 1996. The impact of adoption on the Corporation is not expected to be material.

TABLE 6. LOAN PORTFOLIO

                                 1995               1994               1993               1992               1991
                            ----------------   ----------------   ----------------   ----------------   ----------------
December 31 (in millions)   Amount   Percent     Amount   Percent   Amount   Percent   Amount   Percent   Amount   Percent
--------------------------------------------------------------------------------------------------------------------------
Commercial                   $566.9     23.3%    $461.9     25.4%   $426.9     24.0%   $398.7     25.6%   $404.4     26.4%
Commercial real estate        339.0     14.0      286.4     15.8     286.6     16.1     247.3     15.9     260.4     16.9
Real estate-construction       34.0      1.4       24.9      1.4      38.3      2.2      23.4      1.5      13.7      0.9
Real estate-mortgage          457.8     18.9      384.4     21.2     398.1     22.3     336.8     21.6     353.3     23.0
Consumer installment          970.7     40.0      581.3     32.0     534.7     30.0     471.4     30.3     457.2     29.7
Lease financing                60.1      2.4       77.3      4.3      95.6      5.4      79.8      5.1      47.5      3.1
                           --------    -----   --------    -----  --------    -----  --------    -----  --------    -----
Total                      $2,428.5    100.0%  $1,816.2    100.0% $1,780.2    100.0% $1,557.4    100.0% $1,536.5    100.0%
                           ========    =====   ========    =====  ========    =====  ========    =====  ========    =====

NONPERFORMING ASSETS
A five year history of nonperforming assets is presented in Table 7. Total nonperforming assets, comprised of nonaccrual loans, loans 90 days past due and still accruing, restructured loans and other real estate, amounted to $21.1 million as of December 31, 1995, a decrease of 3.7% from the year-end 1994 total of $21.9 million. Nonperforming loans as a percentage of total loans declined significantly to 0.81% at December 31, 1995 from 1.09% on December 31, 1995, a decrease of 25.7%. The decline resulted from the Corporation's continued management of loan portfolio quality and favorable economic conditions. In addition, during 1995 consumer installment loan balances (which historically contain lower levels of nonperforming loans) grew at a faster rate than other segments of the portfolio, reflecting the retail orientation of the acquired banks.
     The consumer installment portfolio is composed of automobile, personal, marine, home equity and bankcard loans of which automobile and home equity comprise 66.7% of the 1995 average balances. One to four family residential home loans comprise the majority of the real estate mortgage balances. The Corporation's commercial real estate portfolio represents 14.0% of total loans at December 31, 1995 compared to 15.8% at year end 1994. Within this portfolio, nonperforming loans represented 16.4% of total nonperforming loans at December 31, 1995 compared with 18.7% at December 31, 1994. Management believes the risk of loss on such nonaccrual loans is significantly less than the total principal balance, due to the nature of the underlying collateral. These loans are generally for owner-occupied properties and do not rely on the performance of the real estate market to generate funds for repayment. The Corporation maintains formal policies and procedures to control and monitor credit risk within these portfolios. Based upon present information, management believes the allowance for loan losses is adequate to meet presently known credit risks.

TABLE 7. NONPERFORMING ASSETS AND PAST DUE LOANS


December 31 (in thousands)                                         1995          1994          1993          1992          1991
--------------------------------------------------------------------------------------------------------------------------------
NONPERFORMING LOANS(1),(2)
 Nonaccrual(3)
  Less than 30 days past due                                     $ 4,783       $ 5,185       $ 2,518       $ 3,247       $ 1,696
  From 30 to 89 days past due                                        784         1,405           938         1,781         2,168
  90 or more days past due                                        13,057        11,566        17,815        15,731        20,846
                                                                 -------      --------      --------      --------      --------
    Total                                                         18,624        18,156        21,271        20,759        24,710
 90 days past due and still accruing(5)                              432         1,253           155         1,206         1,196
 Restructured(1)                                                     494           299           238           382           547
                                                                 -------      --------      --------      --------      --------
    Total nonperforming loans                                     19,550        19,708        21,664        22,347        26,453
OTHER REAL ESTATE(3)                                               1,568         2,230         2,185         4,333         4,214
                                                                 -------      --------      --------      --------      --------
    Total nonperforming assets                                   $21,118       $21,938       $23,849       $26,680       $30,667
                                                                 =======      ========      ========      ========      ========
Nonperforming loans as a percent of total loans                     0.81%         1.09%         1.22%         1.44%         1.72%
Nonperforming assets as a percent of total loans plus other
real estate                                                         0.87          1.21          1.34          1.71          1.99
NONPERFORMING LOANS BY TYPE
 Commercial                                                      $13,059       $15,741       $13,034       $10,874       $11,831
 Real estate(3)(4)                                                 2,543         1,224         5,232         8,940        12,149
 Consumer installment                                              2,600         1,174         1,574         1,503         1,981
 Lease financing                                                   1,348         1,569         1,824         1,030           492
                                                                 -------      --------      --------      --------      --------
    Total                                                        $19,550       $19,708       $21,664       $22,347       $26,453
                                                                 =======      ========      ========      ========      ========

(1) Nonperforming loans include loans on which interest is being recognized only upon receipt (nonaccrual), those on which interest has been renegotiated to lower than market rates because of the financial condition of the borrowers (restructured), and loans 90 days past due and still accruing.
(2) Gross interest income that would have been recorded in 1995 for nonaccrual and restructured loans, as of December 31, 1995, assuming interest had been accrued throughout the year in accordance with original terms was $2.509 million. The comparable 1994 and 1993 totals were $1.879 million, and $1.589 million, respectively. Interest collected on these loans and included in income was $1.427 million in 1995, $1.128 million in 1994 and $0.697 million in 1993. Therefore, on a net basis, total income foregone due to these loans was $1.082 million in 1995, $0.751 million in 1994 and $0.892 million in 1993.
(3) Assets in-substance foreclosed previously reported as other real estate were reclassified as nonaccrual loans in the fourth quarter of 1993. Assets in-substance foreclosed totaled $0 at December 31, 1995; $0.021 million at December 31, 1994; $1.720 million at December 31, 1993; $2.983 million at December 31, 1992 and $4.302 million at December 31, 1991.
(4) 1995 and 1994 nonperforming commercial real estate loan balances have been reclassified into the nonperforming commercial loan category. Previous years' balances have not been reclassified.
(5) In 1995, loans 90 days past due and still accruing were reclassified as nonperforming loans. All prior year information was restated.

     The Corporation changed its nonperforming asset policy in the third quarter of 1995 to include loans 90 days past due and still accruing in the nonperforming asset category. Previously these loans were considered underperforming assets. All nonperforming asset disclosures have been adjusted to reflect this change. The change did not materially impact the percentage of nonperforming loans to total loans.
     The level and composition of nonperforming assets are affected by economic conditions in the Corporation's local markets. Nonperforming assets, charge-offs and provisions for loan losses tend to decline in a strong economy and increase in a weak economy, potentially impacting the Corporation's results. In addition to nonperforming loans, management carefully monitors other credits that are current in terms of principal and interest payments but, in management's opinion, may deteriorate in quality if economic conditions change. As of December 31, 1995, such loans amounted to $10.8 million or 0.5% of total loans compared with $15.3 million or 0.8% of total loans as of December 31, 1994. These loans are primarily commercial and commercial real estate loans made in the normal course of business and do not represent a concentration in any one industry. Collectively, these loans and the nonperforming assets in Table 7 represent 1.32% of total loans as of December 31, 1995 compared with 2.0% as of December 31, 1994.

TABLE 8. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES


                                     Amount Allocated by Loan Category
                             --------------------------------------------------
December 31 (in millions)      1995       1994       1993       1992       1991
--------------------------------------------------------------------------------
Commercial                     $11.2      $10.6       $6.0       $6.9       $7.9
Real estate-construction         0.1        0.1        0.2        0.1        0.2
Real estate-mortgage(1)          1.1        1.0        3.2        3.2        3.0
Consumer installment            13.2        7.0        6.6        5.7        5.2
Lease financing                  1.2        1.2        1.1        1.0        0.4
                               -----      -----      -----      -----      -----
  Total allocated               26.8       19.9       17.1       16.9       16.7
Unallocated                      8.0        4.8        5.4        2.5        3.1
                               -----      -----      -----      -----      -----
  Total                        $34.8      $24.7      $22.5      $19.4      $19.8
                               =====      =====      =====      =====      =====

The allocations of the allowance for loan losses in the above table are based upon ranges of estimates and are not intended to imply either limitations on the usage of the allowance or precision of the specific amounts. The Corporation and its subsidiaries do not view the allowance for loan losses as being divisible among the various categories of loans. The entire allowance is available to absorb any future losses without regard to the category or categories in which the charged-off loans are classified.

(1) 1995 and 1994 commercial real estate loan allowance allocations are reflected in the commercial loan category. Prior years' allowance allocations have not been reclassified.

     The Corporation adopted Financial Accounting Standards Board Statement ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures" effective January 1, 1995. SFAS 114 requires creditors to establish a valuation allowance for impaired loans. A loan is considered impaired when management determines it is probable that all the principal and interest due under the contractual terms of the loan will not be collected.
The impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The adoption of the Statements did not have a material effect on the Corporation's financial position or results of operations, nor did it result in additional provisions for loan losses as the Corporation has historically established valuation allowances based on the fair value of collateral securing an impaired loan. In addition, as permitted by SFAS 118, interest income on impaired loans continues to be recognized in a manner consistent with prior income recognition policies. For all impaired loans, other than nonaccrual loans, interest income is recorded on an accrual basis. Interest income on impaired nonaccrual loans is recognized on a cash basis.
     Certain of the Corporation's nonperforming loans included in Table 7 are considered to be impaired under the Statements. The Corporation measures impairment on all large balance nonaccrual commercial and commercial real estate loans. Certain large balance accruing loans rated substandard or worse are also measured for impairment. In most instances, impairment is measured based on the fair value of the underlying collateral. Impairment losses are included in the provision for loan losses. SFAS 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include certain smaller balance commercial loans, consumer loans, residential real estate loans, and credit card loans, and are not included in the impaired loan data in the following paragraph.
     At December 31, 1995, loans considered to be impaired under the Statements totaled $16.6 million (of which $10.1 million were on a nonaccrual basis). Included within this amount is $4.7 million of impaired loans for which the related allowance for loan losses is $0.8 million and $11.9 million of impaired loans for which the fair value exceeded the recorded investment in the loan. The average recorded investment in impaired loans during the year ended December 31, 1995 was approximately $19.9 million. For the year ended December 31, 1995, the Corporation recognized interest income of $1.5 million which included $0.8 million of interest income recognized using the cash basis method of income recognition.
     The Corporation maintains policies and procedures to identify and monitor nonaccrual loans. A loan (including a loan impaired under the Statements) is placed on nonaccrual status when there is doubt regarding collection of principal or interest, or when principal or interest is past due 90 days or more and the loan is not well secured and in the process of collection. Interest accrued but not collected is reversed and charged against income when the loan is placed on nonaccrual status.
     Other real estate owned is comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure. In accordance with the Statements, a loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Loans previously classified as in-substance foreclosure but for which the Corporation has not taken possession of the collateral are classified in loans. Therefore, these Statements had no effect in 1995 since the Corporation's policy on in-substance foreclosed assets had been previously amended in 1993 to comply with new regulatory guidelines.
     During 1995, each of the Corporation's banking subsidiaries received a normally scheduled examination by its governing regulatory agency. There was no material reclassification of assets as nonperforming resulting from these examinations.


TABLE 9. AVERAGE DEPOSITS

                                                   1995               1994               1993
                                           ------------------   -----------------  -----------------
                                            AVERAGE   AVERAGE   Average   Average  Average   Average
Year Ended December 31 (in millions)         BALANCE    RATE    Balance    Rate    Balance    Rate
----------------------------------------------------------------------------------------------------
Noninterest-bearing demand                   $451.6      ---    $379.7      ---    $325.6      ---
Interest-bearing demand                       309.4     1.87%    256.1     1.71%    238.5     2.08%
Savings                                       909.7     2.82     909.4     2.39     832.4     2.56
Time                                        1,031.6     5.50     717.0     4.17     712.8     4.35
                                           --------           --------           --------
Total                                      $2,702.3     3.26  $2,262.2     2.48  $2,109.3     2.72
                                           ========           ========           ========

DEPOSITS
The Corporation's average deposit balances and rates for the past three years are summarized in Table 9. Total average deposits were 19.5% higher in 1995 compared with 1994, due to the acquired banks. The Corporation experienced increases in all deposit categories. As a result of customer preferences, deposits continued shifting from savings to time deposits during 1995, with savings balances remaining virtually unchanged despite the effect of the acquired banks. Noninterest-bearing demand accounts accounted for 16.7% of total average deposits during 1995, unchanged from 1994. As of December 31, 1995, certificates of deposits of $100,000 or more comprised approximately 7.6% of total deposits compared with 5.0% as of December 31, 1994. The maturities of these deposits are summarized in Table 10.


TABLE 10. MATURITY OF TIME CERTIFICATES OF
DEPOSIT OF $100,000 OR MORE

                                               December 31,
(in millions)                                      1995
------------------------------------------------------------
Three months or less                              $102.4
After three but within six months                   49.5
After six but within twelve months                  42.2
After twelve months                                 25.1
                                                  ------
Total                                             $219.2
                                                  ======

     The Corporation gathers deposits primarily from the local markets of its banking subsidiaries and does not rely on brokered deposits. Management continues to promote core deposit growth and stability through focused marketing efforts and competitive pricing strategies.

BORROWED FUNDS
Total short-term borrowings, primarily federal funds purchased, securities sold under agreements to repurchase and Treasury Tax and Loan notes, averaged $146.0 million or 5.8% of total average interest-bearing liabilities during 1995 compared with $141.2 million or 6.9% during 1994. Long-term debt accounted for $102.8 million or 4.1% of average interest-bearing funds during 1995, increasing from $8.7 million or 0.4% in 1994. To finance the acquisition of the acquired banks, the Corporation's Parent company obtained a $115 million seven year amortizing revolving credit facility. $75 million of the revolving credit facility is currently priced at a fixed rate of 7.65%. Of this amount, $16.5 million reprices in March 1996, $51.5 million in March 1997 and $7 million in March 1998. The remaining $23.5 million outstanding has an interest rate based on a LIBOR index. The debt agreement allows the Corporation to prepay the debt without penalty subject to certain restrictions. The Parent company services the debt's principal and interest payments with dividends from the subsidiary banks. The agreement also requires the Corporation to maintain certain financial covenants. The Corporation is in full compliance with all debt covenants as of December 31, 1995. In addition, $4.6 million of long-term debt of the acquired banks was assumed by the Corporation as part of the acquisition. A summary of long-term debt balances as of December 31, 1995 and 1994 appears in Note 9 to the Consolidated Financial Statements.

CAPITAL RESOURCES
Management closely monitors capital levels to provide for current and future business needs and to comply with regulatory requirements. All bank subsidiaries within the Corporation have sufficient capital to maintain a "well capitalized" designation, (the FDIC's highest rating). As summarized below, the Corporation's capital ratios were in excess of regulatory requirements.


--------------------------------------------------------------
                     Regulatory
                       Minimum
                 ----------------------
                                             December 31,
                              "Well       -------------------
                 Required   Capitalized"  1995    1994   1993
--------------------------------------------------------------
Risk based:
Tier I capital      4.00%      6.00%        8.79%  13.44%  13.12%
Total capital       8.00      10.00        10.04   14.69   14.36
Tier I leverage     3.00       5.00         6.65    9.52    8.90

     The Corporation declared cash dividends of $0.90 per share in 1995, an increase of 9.8% over 1994 dividends of $0.82 per share. Citizens Banking Corporation or its predecessor, Citizens Commercial & Savings Bank, have paid dividends every year since 1892 except for several years during the depression of the 1930's.
     The Corporation maintains a stock repurchase program initiated in November 1987. During 1995, no shares were purchased under this program. A total of 1,132,470 shares have been purchased under this program at an average price of $14.31 per share.

     LIQUIDITY AND DEBT CAPACITY

     The liquidity position of the Corporation is monitored for each subsidiary and the Parent company to ensure that funds are available at a reasonable cost to meet financial commitments and to finance business expansion. The Corporation's subsidiary banks derive liquidity primarily through core deposit growth and maturity of money market investments, investment securities and loans. Additionally, the Corporation's subsidiary banks have access to market borrowing sources on an unsecured, as well as a collateralized basis, for short-term purposes. Management has not had to rely on borrowings from the Federal Reserve or the sale of investment securities to meet liquidity requirements. Another source of liquidity is the ability of the Corporation's Parent company to borrow funds on both a short-term and long-term basis.
     Various techniques are used by the Corporation to measure liquidity, including ratio analysis. Some ratios monitored by the Corporation include: loans to deposits; short-term investments to volatile liabilities (including short-term debt and large denomination certificates of deposit); and liquid assets (cash, U.S. Treasury securities and short-term investments) to total deposits. The ratios are summarized below for the last three years.


--------------------------------------------------------------
December 31                               1995   1994   1993
--------------------------------------------------------------
Average loans to deposits                  85.2%  80.0%  78.0%
Short-term investments to
 volatile liabilities                      41.0   40.7   33.7
Liquid assets to total deposits            18.2   19.7   18.6

     The subsidiary banks manage liquidity to meet customer cash flow needs while maintaining funds available for investment opportunities. As discussed in Note 16 to the Consolidated Financial Statements, the Federal Reserve Bank requires the Corporation's banking subsidiaries to maintain certain noninterest-bearing deposits. The balances averaged $41.2 million and $36.2 million during 1995 and 1994, respectively.
     The liquidity of the Parent company is managed to provide funds to pay dividends to shareholders, service debt, invest in subsidiaries and to satisfy other operating requirements. The Parent company's primary source of liquidity is dividends from its subsidiaries. During 1995, the Parent company received $24.4 million in dividends from subsidiaries and paid $12.8 million in dividends to its shareholders. As discussed in Note 16 to the Consolidated Financial Statements, $23.2 million was available as of January 1, 1996 for payment to the Parent company as dividends by the Corporation's banking subsidiaries without further regulatory approval. Amounts earned by subsidiaries in 1996 may also become available for such dividend payments. Additional amounts may be available for payment subject to regulatory approval.














     On October 20, 1995, the Corporation announced the consolidation of its six Michigan chartered banks into one bank called Citizens Bank. The consolidation will further streamline operations and reduce certain costs but will retain local management and respective boards of directors. The consolidation is subject to regulatory approval and is expected to be completed in June 1996. This consolidation will likely result in maintaining additional non-interest bearing deposits with the Federal Reserve Bank and may favorably impact the ability of the surviving entity to pay dividends to the Parent company without further regulatory approval.
     The Corporation's long-term debt to equity ratio was 35.5% as of December 31, 1995 compared with 2.0% as of December 31, 1994. Increases in long-term debt during 1995 are discussed in the section titled "Borrowed Funds". Management believes that the Corporation has sufficient liquidity to meet presently known cash flow requirements arising from ongoing business transactions.

     INTEREST RATE RISK

     Interest rate risk generally arises when the maturity or repricing structure of the Corporation's assets and liabilities differs significantly. Asset/liability management, which among other things addresses such risk, is the process of developing, testing and implementing strategies that seek to maximize net interest income, maintain sufficient liquidity and minimize exposure to significant changes in interest rates. This process includes monitoring contractual and expected repricing of assets and liabilities as well as forecasting earnings under different interest rate scenarios and balance sheet structures. Generally, management seeks a structure that insulates net interest income from large swings attributable to changes in market interest rates. Table 11 depicts the Corporation's asset/liability static sensitivity ("GAP") as of December 31, 1995.



TABLE 11. INTEREST RATE SENSITIVITY

                                                                                             TOTAL

December 31, 1995                  1-30         31-90       91-180   181-365        WITHIN       1-5        Over
(in millions)                      Days          Days        Days      Days         1 YEAR      Years      5 Years     Total
-----------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVE ASSETS
Loans and leases                  $755.8         $95.0      $153.2    $236.0      $1,240.0      $848.8     $339.7    $2,428.5
Investment securities               13.9          60.7        77.2      80.8         232.6       250.0       88.3       570.9
Short-term investments             104.8          45.0         ---       ---         149.8         ---        ---       149.8
                                  ------        ------      ------    ------      --------    --------     ------    --------
Total                             $874.5        $200.7      $230.4    $316.8      $1,622.4    $1,098.8     $428.0    $3,149.2
                                  ======        ======      ======    ======      ========    ========     ======    ========
RATE SENSITIVE LIABILITIES
Deposits (2)                      $170.6        $236.5      $301.8    $521.3      $1,230.2      $982.5     $145.8    $2,358.6
Short-term borrowings              146.0           ---         ---       ---         146.0         ---        ---       146.0
Long-term debt                       2.5          20.0        20.1       ---          42.6        58.5        4.4       105.4
                                  ------        ------      ------    ------      --------    --------     ------    --------
Total                             $319.1        $256.5      $321.9    $521.3      $1,418.8    $1,041.0     $150.2    $2,610.0
                                  ======        ======      ======    ======      ========    ========     ======    ========
Period GAP (1)                    $555.4        $(55.8)     $(91.5)  $(204.5)       $203.6       $57.8     $277.8      $539.2
Cumulative GAP                     555.4         499.6       408.1     203.6                     261.4      539.2
Cumulative GAP to
Total Assets                       16.03%        14.42%      11.78%     5.88%         5.88%       7.55%     15.57%      15.57%
Multiple of Rate Senitive
Assets to Liabilities               2.74          0.78        0.72      0.61          1.14        1.06       2.85        1.21

(1)  GAP is the excess of rate sensitive assets (liabilities).
(2) Includes interest bearing savings and demand deposits of $394 million in the less than one year category and $832 million in the over one year
     category.   This runoff is based on historical trends, which reflects
     industry standards.

     As shown, the Corporation had an asset sensitive position (more rate sensitive assets than rate sensitive liabilities) of $203.6 million within the one-year time frame. This position suggests that the Corporation has the potential to earn higher net interest income during the next twelve months if market interest rates were to rise. Conversely, if interest rates continue to decline, the Corporation may experience a decrease in net interest income. However, management is continually reviewing its interest rate risk position and modifying its strategies based on projections to minimize the impact of future interest rate declines. Traditional GAP analysis does not, however, incorporate adjustments for the magnitude or timing of noncontractual repricing. Because of these and other inherent limitations of GAP analysis, management also utilizes simulation modeling to evaluate the impact of changes in interest rates and balance sheet strategies. Management uses these simulations to develop strategies that can limit interest rate risk and provide liquidity to meet customer loan demand and deposit preferences.

TABLE 12. LOAN MATURITIES AND INTEREST RATE SENSITIVITY


                                                      Due Within                 One to                 After
December 31 (in millions)                              One Year                Five Years             Five Years          Total
------------------------------------------------------------------------------------------------------------------------------------
Commercial                                             $453.8                   $395.0                  $57.1             $905.9
Real estate-construction                                 24.4                      9.3                    0.3               34.0
                                                       ------                   ------                  -----             ------
Total                                                  $478.2                   $404.3                  $57.4             $939.9
                                                       ======                   ======                  =====             ======
Loans above:
With floating interest rates                           $330.8                   $181.8                  $38.4             $551.0
With predetermined interest rates                       147.4                    222.5                   19.0              388.9
                                                       ------                   ------                  -----             ------
Total                                                  $478.2                   $404.3                  $57.4             $939.9
                                                       ======                   ======                  =====             ======

TABLE 13. SELECTED QUARTERLY INFORMATION

                                                           1995                                           1994
                                      -------------------------------------------    -------------------------------------------
(in thousands except per share data)   FOURTH        THIRD      SECOND      FIRST      Fourth      Third      Second     First
                                      -------        -----      ------      -----    --------     ------     -------  ----------
Interest income                         $63,752     $62,779     $62,248   $51,821      $46,836     $45,849     $44,529   $42,775
Net interest income                      35,536      35,045      35,361    31,553       30,531      30,315      29,559    27,995
Provision for loan losses                 1,937       1,504       1,580     1,420        1,532       1,355      1,358      1,058
Investment securities
  gains (losses)                             79          15          13        91            4         (35)          9       179
Noninterest income                        9,790       9,586       8,889     7,971        8,564       8,450       8,369     8,314
Noninterest expense                      29,952      30,587      32,468    28,080       26,328      26,759      26,701    27,457
Net income                                9,759       8,984       7,469     7,384        8,234       7,745       7,226     6,209
PER SHARE OF COMMON STOCK
Net income:
    Primary                                0.67        0.62        0.51      0.51         0.56        0.54        0.50      0.43
    Fully diluted                          0.67        0.61        0.51      0.51         0.56        0.54        0.50      0.43
Cash dividends declared                    0.23        0.23        0.23      0.21         0.21        0.21        0.21      0.19
Market value:(1)
    High                                  32.50       33.25       31.00     27.00        29.00       26.75       26.00     26.00
    Low                                   29.00       29.25       25.25     24.94        25.25       22.00       22.75     22.75
    Close                                 29.75       30.38       29.75     26.50        27.75       25.50       24.50     22.75


(1) Citizens Banking Corporation common stock is traded in the over-the-counter market (NASDAQ trading symbol: CBCF). At December 31, 1995, there were approximately 6,700 shareholders of the Corporation's common stock.

     IMPACT OF INFLATION

     Substantially all of the assets and liabilities of a financial institution are monetary. Therefore, inflation generally has a less significant impact on financial institutions than fluctuations in market interest rates. Inflation can lead to accelerated growth in noninterest expenses, which can adversely impact results of operations. Additionally, inflation may impact the rate of deposit growth and necessitate increased growth in equity to maintain a strong capital position. Management believes the most significant impact on financial results is the Corporation's ability to respond to changes in interest rates.

     YEAR ENDED DECEMBER 31, 1994 COMPARED WITH 1993

     Citizens Banking Corporation earned $29,414,000 or $2.03 per fully diluted share during 1994 compared with $25,770,000 or $1.88 per share in 1993. 1994 reflected a 14.1% increase in net income as compared with 1993. Return on assets improved 6.9% from 1.02% in 1993 to 1.09% in 1994.
     Overall, the increase in net income in 1994 reflects improvement in net interest income, noninterest income and a reduction in the provision for loan losses offset, in part, by increases in noninterest expense and income taxes. The October 1, 1993 acquisition of National Bank of Royal Oak ("NBRO") by the Corporation affects the comparison between 1994 and 1993. The acquisition was accounted for as a purchase and, accordingly, the Corporation's net income reflects three months of financial results for 1993 and a full year for 1994.
     Net interest income for 1994 was $118,400,000, an increase of 13.5% over 1993 net interest income of $104,334,000. This increase resulted from a higher level of earning assets, primarily due to the acquisition of NBRO. Yields on assets increased slightly between 1994 and 1993. However, rates paid on funding sources continued to decline in 1994. As a result, the net interest margin increased to 4.99% in 1994, a 25 basis point improvement over 1993.
     The provision for loan losses decreased to $5,303,000 in 1994 compared with $5,597,000 in 1993 as a result of lower net loan charge-offs and improved economic conditions. Net loan charge-offs were 0.17% of average total loans in 1994, down from 0.25% in 1993. As of December 31, 1994, the ratio of the allowance for loan losses to net charge-offs improved to 7.9 times compared with 5.5 times as of December 31, 1993.
     Noninterest income in 1994 increased $2,639,000 or 8.5% over the 1993 levels. This increase resulted from the NBRO acquisition and higher trust fee income and bankcard fee income. 1994 results for NBRO reflect $3,623,000 of noninterest income for merchant discount and other bankcard fee income primarily from the Travel Banking product line. Other loan income declined $345,000 in 1994 compared with 1993, the result of lower gains on the sale of mortgage loans into the secondary market and lower mortgage servicing fees.
The Corporation also realized net gains on the sale of securities of $157,000 during 1994 compared with $763,000 in 1993.
     Noninterest expense was up $9,977,000 or 10.3% in 1994 of which $9,205,000 resulted from the acquisition of NBRO. Compensation expense, excluding NBRO decreased 0.4% in 1994 compared with 1993. This decline was primarily due to continued health care cost containment and a reduction in the number of full-time equivalent employees through normal attrition. Excluding NBRO, consulting fees increased 12.3% in 1994 compared with 1993 due to Corporate automation and reengineering project costs. Excluding the results of NBRO, bankcard interchange fees increased because of higher merchant transaction levels. Interchange and other bankcard fees for NBRO totaled $3,797,000 in 1994 versus $911,000 in 1993. These fees primarily reflect the Travel Banking product line transactions. In 1994 NBRO also incurred a one-time charge of $1,500,000 related to the Travel Banking product line. Subsequent to 1994, this product line was discontinued.
     Income tax expense for 1994 increased 48.9% compared with 1993. This increase resulted from higher pretax earnings combined with lower tax-exempt interest income. The adoption of Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" by the Corporation effective January 1, 1993 had no material effect on the results of operations or financial position of the Corporation.
     The Corporation had total average assets of $2.711 billion in 1994, up from 1993 average assets of $2.535 billion, primarily due to the acquisition of NBRO. Average loans and leases comprised 71.9% of total earning assets in 1994, up from 70.0% in 1993. Much of this growth occurred in the consumer and commercial loan portfolios due to improved economic conditions and the acquisition of NBRO. Average money market investment balances, primarily federal funds sold and Eurodollar time deposits were virtually unchanged from 1993 levels. As discussed in Note 1 to the Consolidated Financial Statements, the Corporation adopted SFAS 115 and classified all of its investment portfolio in the available-for-sale category as of January 1, 1994.
     Total average deposits were 7.2% higher in 1994 compared with 1993, primarily due to the acquisition of NBRO. The Corporation experienced increases in all deposit categories. As a result of customer preferences, deposit balances continued to shift from time to savings and demand accounts in 1994 as noted by average time deposits remaining nearly unchanged despite the NBRO acquisition. Average short-term borrowings, comprised primarily of securities sold under agreements to repurchase, decreased slightly to 6.9% of average interest-bearing liabilities in 1994 compared with 7.1% in 1993. Average long-term debt balances declined to $8.7 million in 1994 from $13.1 million in 1993 due to scheduled principal payments. Average shareholders' equity was $256.6 million at December 31, 1994, an 11.0% increase over the 1993 average of $231.2 million.

CONSOLIDATED BALANCE SHEETS
CITIZENS BANKING CORPORATION AND SUBSIDIARIES

                                                                              December 31,
(in thousands except share amounts)                                         1995        1994
------------------------------------------------------------------------------------------------
ASSETS
 Cash and due from banks                                                $  172,754    $ 132,092
 Money market investments:
  Interest-bearing deposits with banks                                      10,090       20,135
  Federal funds sold                                                        50,000       60,000
  Term federal funds sold and other                                         89,744       25,000
                                                                        -----------   ---------
   Total money market investments                                          149,834      105,135
 Investment securities available-for-sale (amortized cost
   $565,547 in 1995; $582,316 in 1994)                                     570,912      563,999
  Loans:
  Commercial loans                                                         905,947      748,318
  Real estate - construction                                                33,984       24,947
  Real estate - mortgage                                                   457,758      384,401
  Consumer installment                                                     970,755      581,252
  Lease financing                                                           60,069       77,303
                                                                        -----------  ----------
    Total loans                                                          2,428,513    1,816,221
  Less: Allowance for loan losses                                          (34,771)     (24,714)
                                                                        -----------  ----------
   Net loans                                                             2,393,742    1,791,507
 Premises and equipment                                                     63,147       52,533
 Intangible assets                                                          70,385       15,830
 Other assets                                                               43,148       42,727
                                                                        -----------  ----------
   TOTAL ASSETS                                                         $3,463,922   $2,703,823
                                                                         ==========  ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
 Noninterest-bearing deposits                                           $  506,116   $  416,395
 Interest-bearing deposits                                               2,358,585    1,835,923
                                                                         ----------  ----------
   Total deposits                                                        2,864,701    2,252,318
 Federal funds purchased and securities sold
 under agreements to repurchase                                            130,556      125,581
 Other short-term borrowings                                                15,468       20,850
 Other liabilities                                                          50,600       41,095
 Long-term debt                                                            105,411        5,249
                                                                         ----------  ----------
   Total liabilities                                                     3,166,736    2,445,093
SHAREHOLDERS' EQUITY
 Preferred stock - no par value:
  Authorized - 5,000,000 shares
   Issued - none                                                               ---          ---
 Common  stock - no par value:
  Authorized - 40,000,000 shares
  Issued and outstanding - 14,333,920 in 1995; 14,128,368 in 1994           91,480       89,243
 Retained earnings                                                         202,219      181,393
 Net unrealized gain (loss) on securities available-for-sale,                3,487      (11,906)
  netof tax                                                             ----------   ----------
   Total shareholders' equity                                              297,186     258,730
                                                                        ----------   ----------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                           $3,463,922  $2,703,823
                                                                        ==========  ==========


See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME
CITIZENS BANKING CORPORATION AND SUBSIDIARIES

                                                                           YEAR ENDED DECEMBER 31,
(in thousands except share amounts)                                      1995        1994        1993
-----------------------------------------------------------------------------------------------------
INTEREST INCOME
 Interest and fees on loans                                           $201,242    $144,263    $133,029
 Interest and dividends on investment securities:
  Taxable                                                               22,531      22,725      19,555
  Nontaxable                                                             9,403      10,568      11,731
 Money market investments                                                7,424       2,433       2,137
                                                                    ----------  ----------  ----------
   Total interest income                                               240,600     179,989     166,452
                                                                    ----------  ----------  ----------
INTEREST EXPENSE
 Deposits                                                               88,157      56,020      57,294
 Short-term borrowings                                                   7,221       5,115       4,203
 Long-term debt                                                          7,727         454         621
                                                                    ----------  ----------  ----------
   Total interest expense                                              103,105      61,589      62,118
                                                                    ----------  ----------  ----------
NET INTEREST INCOME                                                    137,495     118,400     104,334
Provision for loan losses                                                6,441       5,303       5,597
                                                                    ----------  ----------  ----------
   Net interest income after provision for loan losses                 131,054     113,097      98,737
                                                                    ----------  ----------  ----------
NONINTEREST INCOME
 Trust fees                                                             11,314       9,697       9,162
 Service charges on deposit accounts                                     9,717       8,619       7,934
 Bankcard fees                                                           5,635       7,694       4,631
 Investment securities gains                                               198         157         763
 Other                                                                   9,570       7,687       8,725
                                                                    ----------  ----------  ----------
   Total noninterest income                                             36,434      33,854      31,215
                                                                    ----------  ----------  ----------
NONINTEREST EXPENSE
 Salaries and employee benefits                                         64,357      55,722      53,177
 Equipment                                                               9,709       8,505       7,616
 Occupancy                                                               9,000       8,050       7,073
 FDIC insurance premiums                                                 3,250       5,050       4,714
 Bankcard fees                                                           3,418       6,095       2,847
 Stationery and supplies                                                 3,570       2,762       2,527
 Postage and delivery                                                    3,189       2,359       2,279
 Other                                                                  24,594      18,702      17,035
                                                                    ----------  ----------  ----------
   Total noninterest expense                                           121,087     107,245      97,268
                                                                    ----------  ----------  ----------
INCOME BEFORE INCOME TAXES                                              46,401      39,706      32,684
Income taxes                                                            12,805      10,292       6,914
                                                                    ----------  ----------  ----------
NET INCOME                                                             $33,596     $29,414     $25,770
                                                                    ==========  ==========  ==========
Net Income Per Share:
 Primary                                                                 $2.31       $2.03       $1.88
 Fully diluted                                                           $2.30       $2.03       $1.87

Average shares outstanding:
 Primary                                                            14,574,871  14,463,068  13,724,319
 Fully diluted                                                      14,611,736  14,511,706  13,789,302

                See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
CITIZENS BANKING CORPORATION AND SUBSIDIARIES



                                                              Retained         Unrealized
(in thousands except share amounts)          Common Stock     Earnings         Gain(Loss)           Total
----------------------------------------------------------------------------------------------------------
BALANCE  - JANUARY 1, 1993                     $71,573        $147,703           $   ---          $219,276

  Net income                                                    25,770                              25,770
  Exercise of stock options, net of
    shares purchased                               828                                                 828
  Cash dividends-$0.745 per share                               (9,937)                             (9,937)
  Shares acquired for retirement                (3,254)                                             (3,254)
  Acquisition of subsidiary bank
   (1,073,053 shares issued)                    22,480                                              22,480
                                               -------         --------          -------          --------
BALANCE - DECEMBER 31, 1993                     91,627          163,536              ---           255,163


  Net income                                                     29,414                             29,414
  Exercise of stock options, net of
    shares purchased                             1,602                                               1,602
  Cash dividends-$0.820 per share                               (11,557)                           (11,557)
  Shares acquired for retirement                (3,986)                                             (3,986)
  Effect on January 1, 1994 of change in
    accounting for investment securities,
    net of deferred tax of $3,544                                                  6,582             6,582
  Net unrealized loss on securities
    available-for-sale,net of tax effect
    of $9,955                                                                    (18,488)          (18,488)
                                               -------         --------          -------          --------
BALANCE - DECEMBER 31, 1994                     89,243          181,393          (11,906)          258,730

  Net income                                                     33,596                             33,596
  Exercise of stock options, net of
    shares purchased                             2,237                                               2,237
  Cash dividends-$0.900 per share                               (12,770)                           (12,770)
  Net unrealized gain on securities
    available-for-sale,
    net of tax effect of $8,289                                                   15,393             5,393
                                               -------         --------          -------          --------
BALANCE - DECEMBER 31, 1995                    $91,480         $202,219          $ 3,487          $297,186
                                               =======         ========          =======          ========

     See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
CITIZENS BANKING CORPORATION AND SUBSIDIARIES


                                                                   YEAR ENDED DECEMBER 31,
(in thousands)                                                    1995            1994          1993
-----------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
  Net income                                                      $33,596       $29,414       $25,770
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Provision for loan losses                                       6,441         5,303         5,597
    Depreciation                                                    7,272         6,228         5,480
    Amortization of goodwill and other intangibles                  4,687         1,602         1,017
    Deferred income taxes (credit)                                    184          (171)          487
    Net amortization on investment securities                       3,019         3,232         9,459
    Investment securities gains                                      (198)         (157)         (763)
    Other                                                              21        (2,260)        5,458
                                                                ---------       -------       -------
     Net cash provided by operating activities                     55,022        43,191        52,505
                                                                ---------       -------       -------
INVESTING ACTIVITIES:
  Net (increase) decrease in money market investments             (21,599)      (19,035)        6,831
  Securities available-for-sale:
    Proceeds from sale                                              6,980       190,275          ---
    Proceeds from maturity                                        172,975       187,561          ---
    Purchase                                                     (130,782)     (312,969)         ---
  Securities held to maturity:
    Proceeds from sale                                                ---           ---        78,095
    Proceeds from maturity                                            ---           ---       348,209
    Purchase                                                          ---           ---      (379,245)
  Net increase in loans and leases                                (87,272)      (39,177)      (99,591)
  Purchases of premises and equipment                              (6,583)       (4,772)       (4,785)
  Net cash provided by (used for) acquisition of subsidiary       (59,434)          ---         8,412
                                                                 --------       -------      --------
     Net cash provided (used) by investing activities            (125,715)        1,883       (42,074)
                                                                 --------       -------      --------
FINANCING ACTIVITIES:
  Net increase (decrease)  in demand and savings deposits         (81,726)      (29,513)      557,114
  Net increase (decrease) in time deposits                        153,423        35,081      (577,045)
  Net increase (decrease) in short-term borrowings                (45,415)      (12,296)       18,164
  Proceeds from issuance of long-term debt                        115,000           ---          ---
  Principal reductions in long-term debt                          (19,394)       (5,616)       (4,428)
  Cash dividends paid                                             (12,770)      (11,557)       (9,937)
  Proceeds from stock options exercised                             2,237         1,602           828
  Shares acquired for retirement                                    ---          (3,986)       (3,254)
                                                               ----------     ---------     ---------
     Net cash provided (used) by financing activities             111,355       (26,285)      (18,558)
                                                               ----------     ---------     ---------
Net increase (decrease) in cash and due from banks                 40,662        18,789        (8,127)
Cash and due from banks at beginning of year                      132,092       113,303       121,430
                                                               ----------     ---------     ---------
Cash and due from banks at end of year                           $172,754      $132,092      $113,303
                                                               ==========     =========     =========
Supplemental Cash Flow Information:
  Interest paid                                                   $95,267       $61,257       $63,104
  Income taxes paid                                                12,580        10,235         6,661

See Notes to Consolidated Financial Statements.

     NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of Citizens Banking Corporation ("Corporation") and its subsidiaries conform to generally accepted accounting principles. Management makes estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates. The following describes the Corporation's policies:

CONSOLIDATION
The Consolidated Financial Statements include the accounts of the Corporation and its subsidiaries after elimination of all material intercompany transactions and accounts.

INVESTMENT SECURITIES
Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" requires securities to be classified as held-to-maturity, available-for-sale or trading. Only those securities classified as held-to-maturity are reported at amortized cost, with those available-for-sale and trading reported at fair value with unrealized gains and losses included in shareholders' equity or income, respectively. The Corporation adopted this Statement effective January 1, 1994 and classified all of its investment portfolio in the available-for-sale category. Prior to adoption, all securities were classified in a single portfolio accounted for at amortized cost. In the event that an investment security is sold, the adjusted cost of the specific security sold is used to compute the applicable gain or loss. See also Note 3.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is maintained at a level considered by management to be adequate to absorb losses inherent in the loan portfolio. Management's evaluation is based on a continuing review of the loan portfolio and includes consideration of actual loss experience, the financial condition of borrowers, the size and composition of the loan portfolio, current and anticipated economic conditions and other pertinent factors. The allowance is increased by the provision charged to income and recoveries of loans previously charged off and reduced by loans charged off.
     The Corporation adopted Financial Accounting Standards Board Statement ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures" effective January 1, 1995. The statements require creditors to establish a valuation allowance for impaired loans. A loan is considered impaired when management determines it is probable that all the principal and interest due under the contractual terms of the loan will not be collected.
The impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Prior to 1995, the allowance for loan losses related to these loans was based on the undiscounted cash flows or the fair value of the collateral for collateral dependent loans.

PREMISES AND EQUIPMENT
Premises and equipment, including leasehold improvements, are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed principally on a straight-line basis and are charged to expense over the lesser of the estimated useful life of the assets or lease term. Maintenance and repairs as well as gains and losses on dispositions are charged to expense as incurred.

OTHER REAL ESTATE
Other real estate includes properties acquired in satisfaction of a debt. These properties are carried at the lower of cost or fair value, net of estimated costs to sell, based upon current appraised value. Losses arising from the acquisition of such properties are charged against the allowance for loan losses. Subsequent valuation adjustments and gains or losses on disposal of these properties are charged to other expenses as incurred.

INTANGIBLE ASSETS
Goodwill, the unamortized cost of acquiring subsidiaries in excess of the fair value of identifiable net assets at the date acquired, is amortized on a straight line basis over 15 years. The carrying amount of goodwill is reviewed if the facts and information supporting the initially recorded amount changes. If the review indicates that impairment may exist, the current carrying amount is reduced by the estimated shortfall.

INCOME TAXES
The Corporation and its subsidiaries file a consolidated federal income tax return. Income tax expense is based on income as reported in the Consolidated Statements of income. When income and expenses are recognized in different periods for tax purposes, applicable deferred taxes are provided in the Consolidated Financial Statements.

LOAN INTEREST AND FEE INCOME
Interest on loans is generally accrued and credited to income based upon the principal amount outstanding. Loans are placed on nonaccrual status when collectibility of principal or interest is considered doubtful, or payment of principal or interest is past due 90 days or more and the loan is not well secured and in the process of collection. When these loans (including a loan impaired under SFAS 114) are placed on nonaccrual status, all interest previously accrued but unpaid is reversed against current year interest income. Interest payments received on nonaccrual loans are credited to income if future collection of principal is probable. Loans are normally restored to accrual status when interest and principal payments are current and it is believed that the financial condition of the borrower has improved to the extent that future principal and interest payments will be met on a timely basis.
     Loan origination fee income, net of direct origination costs and certain incremental direct costs, is deferred and amortized as a yield adjustment over the estimated term of the related loans by methods that approximate the level yield method. Loan fees on unused commitments and fees related to loans sold are recognized currently as other income.


NET INCOME PER SHARE
Primary and fully diluted net income per share are computed based on the weighted average number of shares outstanding in each period and dilutive common stock equivalents outstanding in each period. Common stock equivalents consist of common stock issuable under the assumed exercise of stock options granted under the Corporation's stock option plans, using the treasury stock method. The weighted average number of shares has been adjusted for a two-for-one stock split effected in the form of a dividend paid May 12, 1993 to shareholders of record on April 30, 1993.


CASH FLOWS
For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

     NOTE 2. ACQUISITIONS

     At the close of business on February 28, 1995, the Corporation purchased the four Michigan affiliates of Banc One Corporation, located in East Lansing, Fenton, Sturgis and Ypsilanti, for $115 million in cash. The transaction was accounted for as a purchase and the four banks ("acquired banks") were merged into Citizens Commercial & Savings Bank headquartered in Flint, Michigan effective immediately after the acquisition. Total assets acquired of $670 million included net loans of $532 million, investment securities and money market investments of $57 million and deposits of $541 million. Cost-in-excess of the fair value of identifiable net assets acquired was $59.2
million and is being amortized over 15 years.    The 1995 results reflect ten
months of operations for the four acquired banks. The unaudited pro-forma combined operating results of the Corporation and the four banks, assuming the acquisition was consummated on January 1, 1994, are as follows:


-----------------------------------------
(in thousands except
  per share amounts)     1995      1994
-----------------------------------------
Net interest income    $142,091  $137,532
Net income               35,679    27,692

Net income per share:
 Primary                  $2.45     $1.91
 Fully diluted             2.44      1.91
-----------------------------------------


     On October 1, 1993, the Corporation purchased Royal Bank Group, Inc. and its subsidiary, National Bank of Royal Oak ("NBRO"), which is located in Oakland County, Michigan. All of the outstanding common shares of Royal Bank Group, Inc. were exchanged for 1,073,053 shares of common stock of the Corporation and $207,000 in cash. Concurrent with the acquisition, Royal Bank Group, Inc. was dissolved and its subsidiary, NBRO, transferred to the Corporation. Total assets acquired of $208 million included net loans of $126 million, investment securities and money market investments of $53 million, and deposits of $181 million. The acquisition was accounted for as a purchase and, accordingly, the Consolidated Financial Statements include NBRO's results of operations from the date of acquisition. Cost in excess of the fair value of identifiable net assets acquired was $9.7 million and is being amortized over 15 years.

     NOTE 3. INVESTMENT SECURITIES

     The amortized cost, estimated fair value and gross unrealized gains and losses of investment securities follow:


---------------------------------------------------------------------------------------------------------------------
                                        December 31, 1995                             December 31, 1994
                           ---------------------------------------------  -------------------------------------------
                                      Estimated     Gross       Gross               Estimated    Gross       Gross
                           Amortized     Fair     Unrealized  Unrealized  Amortized   Fair     Unrealized  Unrealized
(in thousands)               Cost       Value      Gains       Losses      Cost       Value      Gains       Losses
---------------------------------------------------------------------------------------------------------------------
U.S. Treasury               $197,872   $198,462        $958        $367   $222,910   $211,965          $1     $10,946
Federal agencies:
  Mortgage-backed             77,349     77,477         471         343     82,980     79,476          14       3,518
  Other                       70,436     70,546         135          25     40,867     39,542         ---       1,325
State and municipal          209,068    213,491       5,183         760    229,055    226,423       2,998       5,630
Mortgage and asset-backed      4,090      4,149          58         ---      2,021      2,040          19         ---
Other                          6,732      6,787          55         ---      4,483      4,553          71           1
                            --------   --------      ------      ------   --------   --------      ------     -------
    Total                   $565,547   $570,912      $6,860      $1,495   $582,316   $563,999      $3,103     $21,420
                            ========   ========      ======      ======   ========   ========      ======     =======

     The amortized cost and approximate fair value of debt securities at December 31, 1995, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities due to prepayment or early call privileges of the borrower.


-----------------------------------------------------------
                                                  Estimated
                                       Amortized    Fair
(in thousands)                           Cost       Value
-----------------------------------------------------------
Due within one year                     $162,630   $178,796
One to five years                        237,092    224,026
Five to ten years                         45,729     47,065
After ten years                           32,185     32,872
                                        --------   --------
                                         477,636    482,759
Equity securities                          6,472      6,527
Mortgage and asset-backed securities      81,439     81,626
                                        --------   --------
  Total                                 $565,547   $570,912
                                        ========   ========

     Sales of investment securities resulted in realized gains and losses as follows:


-----------------------------------------------
                     Year Ended December 31,
(in thousands)       1995      1994      1993
-----------------------------------------------
Securities gains       $202      $326      $773
Securities losses        (4)     (169)      (10)
                       ----      ----      ----
  Net gain             $198      $157      $763
                       ====      ====      ====

     Effective January 1, 1994, the Corporation adopted Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The Statement requires the Corporation to classify securities into one of three categories based on its intent and ability to hold the investments. These categories include: held-to-maturity (securities that the Corporation has the positive intent and ability to hold to maturity), trading (securities bought and held principally for the purpose of selling in the near future) and available-for-sale (securities not classified in either of the two other categories). At adoption the Corporation classified all of its investment portfolio in the available-for-sale category. Securities classified as available-for-sale are recorded at fair value with the unrealized gain or loss reported as a separate component of shareholders' equity. Adoption increased shareholders' equity on January 1, 1994 by $6.6 million after deferred taxes of $3.5 million.















     In December 1994, the Corporation adopted Financial Accounting Standards Board Statement No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments" ("SFAS 119"). This Statement defines a derivative as a future, forward, swap, option contract, or other financial instrument with similar characteristics. The Statement requires expanded disclosures about these types of financial instruments. The Corporation does not invest in derivatives or related types of financial instruments except for Federal agency collateralized mortgage obligations and, therefore, the adoption of the Statement did not have a material effect. The Corporation's policy only allows the purchase of collateralized mortgage obligations that are composed of mortgage backed securities issued by a Federal Agency. Any CMO's purchased are in early tranches with short average lives. These tranches are classified in the Planned Amortization Class and have well-defined prepayment assumptions (Super PAC's). The Corporation's CMO's are periodically tested to ensure compliance with guidelines established by the Federal Financial Institutions Examination Council.
     Securities with amortized cost of $278.2 million at December 31, 1995, and $260.5 million at December 31, 1994, were pledged to secure public deposits, repurchase agreements, and other liabilities. Except for obligations of the U.S. Government and its agencies, no holdings of securities of any single issuer exceeded 10% of consolidated shareholders' equity at December 31, 1995 or 1994.

     NOTE 4. LOANS AND NONPERFORMING ASSETS

     The Corporation extends credit primarily within the local markets of its seven bank subsidiaries. These natural geographic concentrations extend along the Interstate 75 corridor within the State of Michigan from northern suburban Detroit to the greater Grayling/Gaylord area, as well as the western suburban market of Chicago, Illinois. During 1995, the Corporation expanded its market presence into East Lansing, Fenton, Sturgis and Ypsilanti. This expands the Corporation's opportunities within the western Detroit, central and southwestern Michigan market areas. The Corporation has limited its credit risk by establishing guidelines to review its aggregate outstanding commitments and loans to particular borrowers, industries and geographic areas. Collateral is secured based on the nature of the credit and management's credit assessment of the customer.
     The loan portfolio is widely diversified by borrowers and industry groups with no single concentration exceeding 10% of total loans. The Corporation has no loans to foreign countries and generally does not participate in large national loan syndications or highly leveraged transactions. Most of the Corporation's commercial real estate loans consist of mortgages on owner-occupied properties. Those borrowers are involved in business activities other than real estate, and the sources of repayment are not dependent on the performance of the real estate market.
     The Corporation changed its nonperforming asset policy in the third quarter of 1995 to include loans 90 days past due and still accruing in the nonperforming asset category. Previously these loans were considered underperforming assets. All nonperforming asset disclosures have been adjusted to reflect this change. A summary of nonperforming assets follows:


---------------------------------------------------------------
                                                  December 31,
(in thousands)                                    1995     1994
---------------------------------------------------------------
Nonperforming loans:
  Nonaccrual                                   $18,624  $18,156
  Loans 90 days past due (still accruing)          432    1,253
  Restructured                                     494      299
                                                ------   ------
    Total nonperforming loans                   19,550   19,708
Other real estate                                1,568    2,230
                                                ------   ------
  Total nonperforming assets                   $21,118  $21,938
                                                ======   ======


The effect of nonperforming loans on interest income follows:

----------------------------------------------------------------
                                       Year Ended December 31,
(in thousands)                         1995      1994      1993
----------------------------------------------------------------
Interest income:
  At original contract rates          $2,509    $1,879    $1,589
  As actually recognized               1,427     1,128       697
                                      ------    ------    ------
    Interest foregone                 $1,082    $  751    $  892
                                      ======    ======    ======

     There are no significant commitments outstanding to lend additional funds to customers whose loans were classified as nonaccrual or restructured at December 31, 1995.
     At December 31, 1995, loans considered to be impaired totaled $16.6 million (of which $10.1 million were on a nonaccrual basis). Included within this amount is $4.7 million of impaired loans for which the related allowance for loan losses is $0.8 million and $11.9 million of impaired loans for which the fair value exceeded the recorded investment in the loan. The average recorded investment in impaired loans during the year ended December 31, 1995 was approximately $19.9 million. For the year ended December 31, 1995, the Corporation recognized interest income of $1.5 million which included $0.8 million of interest income recognized using the cash basis method of income recognition.
     Certain directors and executive officers of the Corporation and its significant subsidiaries, including their families and entities in which they have 10% or more ownership, were customers of the banking subsidiaries. Total loans to these customers aggregated $11.2 million and $12.4 million at December 31, 1995 and 1994, respectively. During 1995, new loans of $13.0 million were made and repayments totaled $14.2 million. All such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those for comparable transactions with unrelated parties and did not involve more than normal risk of collectibility.







     NOTE 5. ALLOWANCE FOR LOAN LOSSES

     A summary of changes in the allowance for loan losses follows:

----------------------------------------------------------------
                                       Year Ended December 31,
(in thousands)                         1995      1994      1993
----------------------------------------------------------------
Balance - January 1                   $24,714   $22,547   $19,404
  Allowance of acquired banks           7,235       ---     1,642
  Provision for loan losses             6,441     5,303     5,597
  Charge-offs                          (7,921)   (6,114)   (6,396)
  Recoveries                            4,302     2,978     2,300
                                      -------   -------   -------
    Net charge-offs                    (3,619)   (3,136)   (4,096)
                                      -------   -------   -------
Balance - December 31                 $34,771   $24,714   $22,547
                                      =======   =======   =======

     NOTE 6. PREMISES AND EQUIPMENT

     A summary of premises and equipment follows:

------------------------------------------------------------------
                                                    December 31,
(in thousands)                                    1995       1994
------------------------------------------------------------------
Land                                          $ 10,792    $  8,229
Buildings                                       71,363      59,608
Leasehold improvements                           3,391       2,664
Furniture and equipment                         63,843      53,430
                                              --------    --------
                                               149,389     123,931
Accumulated depreciation
  and amortization                             (86,242)    (71,398)
                                              --------    --------
  Total                                       $ 63,147    $ 52,533
                                              ========    ========

     Certain branch facilities and computer equipment are leased under various operating leases. Total rental expense, including expenses related to these operating leases, was $2.1 million in 1995; $1.8 million in 1994; and $1.6 million in 1993. Future minimum rental commitments under noncancelable operating leases, net of sublease payments, are as follows at December 31, 1995: $1.0 million in 1996; $0.8 million in 1997; $0.7 million in 1998; $0.7 million in 1999; and $0.6 million in 2000, and $1.5 million after 2000.


     NOTE 7. DEPOSITS

     A summary of deposits follows:

--------------------------------------------------------------------
(in thousands)                                    1995       1994
--------------------------------------------------------------------
Noninterest-bearing demand                  $  506,116    $  416,395
Interest-bearing demand                        318,390       252,816
Savings                                        907,691       843,975
Time deposits over $100,000                    219,158       111,930
Other time deposits                            913,346       627,202
                                            ----------    ----------
  Total                                     $2,864,701    $2,252,318
                                            ==========    ==========


     NOTE 8. SHORT-TERM BORROWINGS

     Short-term borrowings consist primarily of federal funds purchased and securities sold under agreements to repurchase. Federal funds purchased are overnight borrowings from other financial institutions. Securities sold under agreements to repurchase are secured transactions done principally with customers and generally mature within thirty days. Other short-term borrowed funds consist of demand notes to the U.S. Treasury.

Information relating to federal funds purchased and securities sold under agreements to repurchase follows:


------------------------------------------------------------
(in thousands)                 1995        1994      1993
------------------------------------------------------------
At December 31:
  Balance                    $130,556   $125,581   $116,777
  Weighted average
    interest rate paid           4.74%      4.39%      2.91%

During the year:
  Maximum outstanding
    at any month-end         $146,429   $129,846   $137,067
  Daily average               128,141    120,356    116,624
  Weighted average
    interest rate paid           4.83%      3.63%      3.08%













     NOTE 9. LONG-TERM DEBT

     A summary of long-term debt follows:

------------------------------------------------------------------
                                                    December 31,
(in thousands)                                    1995       1994
------------------------------------------------------------------
Citizens Banking Corporation
(Parent only):
  Floating rate term notes:
    Maturing March 1995                            ---      $  1,200
    Maturing October 1997                     $  2,500         3,750
  Revolving credit facility:
    Maturing December 2001                      98,378           ---
                                              --------      --------
      Total                                    100,878         4,950
Subsidiaries:
  Subordinated debt                              4,057           ---
  Nonrecourse lease financing                       36            99
  Other                                            440           200
                                              --------      --------
  Total                                          4,533           299
                                              --------      --------
Total long-term debt                          $105,411      $  5,249
                                              ========      ========

     The floating rate term note maturing in October 1997 is payable in equal annual principal payments through October 1997. Interest is payable quarterly at a rate selected by the Corporation from certain indices available under the agreement. At December 31, 1995, the rate was 5.28%.
     To finance the acquisition of the acquired banks, the Corporation's Parent company obtained a $115 million seven year amortizing revolving credit facility. The revolving credit facility, maturing December 2001, is payable in annual payments of $16.5 million with a final payment of $16 million. The revolving credit facility is currently comprised of $75 million at a fixed rate of 7.65%. Of this amount, $16.5 million reprices in March 1996, $51.5 million in March 1997 and $7 million in March 1998. The remaining $23.5 million outstanding has an interest rate based on a LIBOR index. Currently $20 million is priced at a rate of 6.24% and $3.5 million is priced at a rate of 6.36%. Interest is payable quarterly. The

Parent company services the debt's principal and interest payments with
dividends from the subsidiary banks.   The agreement also requires the
Corporation to maintain certain financial covenants. The Corporation is in full compliance with all debt covenents as of December 31, 1995.
     The subordinated debt was assumed by the Corporation as part of the acquisition. The total subordinated debt is payable on April 15, 2003. Interest is payable semiannually at a fixed rate of 6.72%. Other subsidiary debt also assumed as part of the acquisition consists of an EDC mortgage due April 1, 2002. Interest is payable monthly at an interest rate of 75% of the prime rate.
     Nonrecourse lease financing represents borrowings from unaffiliated lenders against future lease payments. In the event of default by a lessee, the lender has security in the underlying leased equipment and has no further recourse against the Corporation. On December 31, 1995, nonrecourse lease financing notes were at fixed rates of interest of 9.75% and were amortized with equal monthly payments. Maturities of long-term debt during the next five years follow:


----------------------------------------------------
(in thousands)   Parent   Subsidiaries  Consolidated
----------------------------------------------------
1996             $17,694          $146       $17,840
1997              17,694             0        17,694
1998              16,490             0        16,490
1999              16,500             0        16,500
2000              16,500             0        16,500
Over 5 Years      16,000         4,387        20,387
                --------        ------      --------
Total           $100,878        $4,533      $105,411

     NOTE 10. EMPLOYEE BENEFIT PLANS

     The Corporation and its subsidiaries have various employee benefit plans. Costs of various benefit arrangements charged to operations each year follow:


--------------------------------------------------------------------
                                          Year Ended December 31,
(in thousands)                           1995      1994      1993
--------------------------------------------------------------------
Defined benefit pension plans:
  Qualified plan - funded:
    Service Cost                         $1,541    $1,534    $1,367
    Interest cost                         2,339     2,188     2,214
    Actual return on plan assets         (6,825)      281    (3,311)
    Net amortization and deferral         2,783    (4,014)     (438)
                                         ------    ------    -------
        Net income                         (162)      (11)     (168)
                                         ------    ------    -------

  Supplemental plans - unfunded:
    Service cost                            103       105        89
    Interest cost                           119       106        97
    Net amortization and deferral            38        58        38
                                         ------    ------    -------
        Net cost                            260       269       224
        Net pension cost                     98       258        56
Defined contribution 401(k)
  plan                                    1,738     1,431     1,340
                                         ------    ------    -------
        Total benefit cost               $1,836    $1,689    $1,396
                                         ======    ======    =======



























PENSION PLANS
The Corporation maintains a qualified defined benefit plan covering substantially all full-time employees. Under the plan, benefits are based on the employee's length of service and average compensation during the highest consecutive 60 month period out of the final 120 months preceding retirement. The Corporation's funding policy is to contribute annually an amount sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Corporation may determine to be appropriate. Contributions are intended to provide for benefits attributed to past service and for benefits expected to be earned in the future.
     The funded status and amounts recognized in the Corporation's Consolidated Balance Sheets for the qualified defined benefit plan follow:


-----------------------------------------------------------------------------

                                                              December 31,
(in thousands)                                               1995      1994
-----------------------------------------------------------------------------
Actuarial present value of benefit obligation:
     Vested benefits                                         $21,281  $21,517
     Nonvested benefits                                          623      628
                                                             -------  -------
Accumulated benefit obligation                                21,904   22,145
Effect of projected future
  compensation levels                                         12,257    5,997
                                                             -------  -------
Projected benefit obligation                                  34,161   28,142
Plan assets at fair value, primarily listed
  stocks and bonds, corporate obligations
  and money market and mutual funds                           41,483   35,638
                                                             -------  -------
Plan assets in excess of projected
  benefit obligation                                           7,322    7,496
Unrecognized net gain                                         (6,001)  (6,611)
Unrecognized prior service cost                                  115      133
Unrecognized net asset at transition
  being recognized over 16 years                              (1,125)  (1,326)
                                                             -------  -------
Prepaid (accrued) pension cost recognized
  in the Consolidated Balance Sheets                         $   311  $  (308)
                                                             =======  =======

     Actuarial assumptions used in determining the benefit obligation at December 31 were:


---------------------------------------------------------
                                  1995     1994     1993
---------------------------------------------------------
Weighted average discount rate    7.75%    8.50%    7.75%
Rate of increase in future
  compensation levels               (1)      (1)      (1)
Long-term rate of return          9.00     9.00     9.00

(1) Scaled by age of plan participant - 9.00% at age 24 or under declining to 4.00% at age 50 or older

     The Corporation also maintains unfunded supplemental benefit plans, which are nonqualified plans providing certain officers with defined pension benefits in excess of limits imposed by Federal tax law. At December 31, 1995, the projected benefit obligation for these plans totaled $1.7 million, of which $113,000 was subject to later amortization. The remaining $1.6 million is included in other liabilities in the accompanying Consolidated Balance Sheets.

At December 31, 1994, the projected benefit obligation for these plans totaled $1.4 million of which $74,000 was subject to later amortization. The remaining $1.3 million is included in other liabilities in the accompanying Consolidated Balance Sheets.

DEFINED CONTRIBUTION PLAN
The Corporation maintains a defined contribution 401(k) savings plan covering substantially all full-time employees. Under the plan, employee contributions are partially matched by the Corporation. Effective January 1, 1993, the employer matching contribution was increased to 75 percent of the first 6% (100 percent of the first 3% plus 50 percent of the next 3%) of each eligible employee's base salary contributed to the plan. In addition, one third of these matching contributions are used to fund a postretirement medical savings account established within the plan for each contributing employee.

POSTEMPLOYMENT BENEFITS
Effective January 1, 1994, the Corporation adopted Financial Accounting Standards Board Statement No. 112, "Employers' Accounting for Postemployment Benefits." It requires, under certain circumstances, accrual of the estimated cost of benefits provided to former or inactive employees after employment but before retirement. Such benefits (referred to as postemployment benefits) include, but are not limited to, salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits, job training and counseling, and continuation of benefits such as health care and life insurance coverage. The unrecorded liability for these accrued benefits at adoption and at year-end 1994 and 1995 was not material.

     NOTE 11. POSTRETIREMENT BENEFIT PLAN

     The Corporation maintains an unfunded postretirement defined benefit plan offering medical and life insurance benefits. This plan, as amended effective January 1, 1993, provides postretirement medical benefits at certain subsidiaries to full-time employees who retire at normal retirement age, have attained age 50 prior to January 1, 1993 and have at least 15 years of credited service under the Corporation's defined benefit pension plan. This plan is subject to a vesting schedule, is contributory and contains other cost-sharing features such as deductibles and coinsurance. Retirees not meeting the above eligibility requirements may participate in the medical benefit provided by the plan, as amended, at their own cost. Those retired prior to January 1, 1993 receive benefits provided by the plan prior to its amendment. That plan includes dental care, has some contribution requirements, and has less restrictive eligibility requirements. Under either plan, life insurance is provided to all retirees on a reducing basis for 5 years.
     The following table presents the plan's unfunded status reconciled with amounts recognized in the Corporation's Consolidated Balance Sheets at December 31:


-------------------------------------------------------------
(in thousands)                            1995       1994
-------------------------------------------------------------
Accumulated postretirement
 benefit obligation:
   Retirees                              $(10,073)  $ (9,116)
   Fully eligible plan participants           ---        (14)
   Other active plan participants            (218)      (827)
                                         --------   --------
Total unfunded obligation                 (10,291)    (9,957)
Unrecognized net gain                      (2,878)    (3,313)
Unrecognized prior service cost            (2,200)    (2,655)
                                         --------   --------
Accrued postretirement benefit cost      $(15,369)  $(15,925)
                                         ========   ========
-------------------------------------------------------------





























     Net periodic postretirement benefit cost includes the following components:


--------------------------------------------------------------------
                                        Year Ended December 31,
(in thousands)                          1995      1994      1993
--------------------------------------------------------------------
Service cost                              $10       $48       $44
Interest cost                             761       896       914
Net amortization and deferral            (643)     (455)     (516)
                                         ----      ----      ----
 Net periodic postretirement
   benefit cost                          $128      $489      $442
                                         ====      ====      ====
--------------------------------------------------------------------


     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.75% and 8.50% at December 31, 1995 and 1994, respectively. The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is 9% for 1996 (10% for 1995) and is assumed to decrease 1% annually to 5% by the year 2000 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percent in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 and 1994 by $1.0 million, and $1.1 million, respectively, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1995 by $84,000.

     NOTE 12. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation's deferred tax assets and liabilities as of December 31, 1995 and 1994 follow:


-----------------------------------------------------
(in thousands)                        1995     1994
-----------------------------------------------------
Deferred tax assets:
 Allowance for loan losses           $12,091   $8,511
 Net unrealized losses on
  securities                             ---    6,411
 Accrued postemployment
  benefits other than pensions         5,379    5,574
 Other deferred tax assets             3,472    3,523
                                     -------   ------
  Total deferred tax assets           20,942   24,019
                                     -------   ------
Deferred tax liabilities:
 Acquisition premium on loans          2,076    1,119
 Tax over book depreciation            1,965    1,972
 Net unrealized gains on
  securities                           1,878      ---
Other deferred tax liabilities         3,661    1,774
                                     -------   ------
   Total deferred tax liabilities      9,580    4,865
                                     -------   ------
   Net deferred tax assets           $11,362  $19,154
                                     =======  =======
-----------------------------------------------------

     Income tax expense (benefit) consists of the following:


--------------------------------------------------------------
                                   Year Ended December 31,
(in thousands)                    1995      1994      1993
--------------------------------------------------------------
Currently payable               $12,732   $10,463    $6,426
Deferred taxes (credit)              73      (171)      768
Effect of tax rate change
 on deferred taxes                  ---       ---      (280)
                                -------   -------    ------
    Total income tax
     expense                    $12,805   $10,292    $6,914
                                =======   =======    ======
--------------------------------------------------------------

     A reconciliation of income tax expense to the amount computed by applying the Federal statutory rate of 35% to income before income taxes follows:


--------------------------------------------------------------------
                                       Year Ended December 31,
(in thousands)                     1995        1994        1993
--------------------------------------------------------------------
Tax at Federal statutory rate
 applied to income before
 income taxes                     $16,240     $13,897     $11,439
Increase (decrease) in taxes
 resulting from:
   Tax-exempt interest             (3,539)     (4,045)     (4,371)
   Other                              104         440        (154)
                                  -------     -------      ------
     Total income tax
      expense                     $12,805     $10,292      $6,914
                                  =======     =======      ======
--------------------------------------------------------------------













     NOTE 13. SHAREHOLDERS' EQUITY

     In April, 1993, the Corporation declared a two-for-one stock split effected in the form of a dividend paid May 12, 1993 to shareholders of record April 30, 1993. All share and per share amounts have been restated to give effect to the split.

SHAREHOLDERS' RIGHTS PLAN
The Corporation's Shareholders' Rights Plan is designed to provide certain assurances that all shareholders are treated fairly in connection with certain types of business transactions involving an attempt to acquire controlling interest in the Corporation. Under the plan, one right attaches to each outstanding share of common stock and represents the right to purchase from the Corporation 1/100 of a share of a new series of preferred stock at the initial exercise price of $37.50. The rights become exercisable only if a person or group without Board approval announces an intention to acquire 15% or more of the Corporation's outstanding common stock or makes a tender offer for that amount of stock. Upon the occurrence of such an event, the right "flips in" and becomes the right to purchase one share of common stock of the Corporation or the surviving company at 50% of the market price. These rights are redeemable by the Board for $0.01 per right and expire July 20, 2000. The rights will cause substantial dilution to a person or entity attempting to acquire the Corporation without conditioning the offer on the rights being redeemed by the Board.

STOCK REPURCHASE PLAN
The Corporation maintains a stock repurchase program initiated in November 1987. At year end 1995, this program, which has been expanded several times, allowed for the repurchase of 1,600,000 shares. As of December 31, 1995, a total of 1,132,470 shares have been repurchased under the program at an average price of $14.31 per share. These shares were reissued in connection with a purchase acquisition in October 1993 and the Corporation's stock option plan.
     In 1994, shares of common stock in treasury were accorded the treatment as if retired; however, such shares remain available for reissue. Such treatment was made retroactively to January 1, 1993 in the Consolidated Financial Statements.

STOCK OPTION PLAN
The Corporation's stock option plan, as amended and restated in April 1992, authorizes the granting of incentive and nonqualified stock options, tandem stock appreciation rights, restricted stock and performance share grants to key employees. Aggregate grants under the plan may not exceed 2,000,000 shares within any five year period and are limited annually to 3% of the Corporation's outstanding common stock as of the first day of the year, plus any unused shares that first become available for grants in the prior year. Stock options outstanding under the plan were granted at a price not less than the fair market value of the shares on the date of grant.
     Replacement options may be granted upon exercise of a nonqualified stock option by payment of the exercise price with shares of the Corporation's common stock. A replacement option provides the employee with a new option to purchase the number of shares surrendered at an option price equal to the fair market value of the Corporation's common stock on the date the underlying nonqualified stock option is exercised. During 1995, 1994 and 1993, 168,927, 114,398 and 76,417 shares, respectively, were surrendered by employees for payment to the Corporation for stock option exercises for which an equal number of replacement options were granted.
     Options may be granted until January 16, 2002. The options terminate ten years from the date of grant and are exercisable beginning six months from the date of grant or for certain options, granted since April 1992, are exercisable subject to a pre-determined option vesting schedule based on achievement of certain return on average asset targets. Canceled or expired options become available for future grants.
     The Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock Based Compensation" in October 1995 and is effective for 1996 financial statements. The Corporation does not intend to adopt the recognition provisions of the Statement but will continue accounting for stock options in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock issued to Employees" as permitted by the new Statement. Therefore, adoption will not materially impact the Corporation.
     A summary of stock option transactions under the plan for 1993, 1994 and 1995 follows:


--------------------------------------------------------------------------------
                                        Options                Option Price
                                 ----------------------   ----------------------
                                 Available                 Per Share
                                 for Grant  Outstanding      Range       Average
--------------------------------------------------------------------------------
January 1, 1993                    233,662    1,253,326   $9.875-18.315   $14.41
 Authorized                        393,093          ---             ---      ---
 Granted                          (141,214)     141,214   19.125-26.000    22.39
 Exercised                             ---     (145,456)   9.875-21.630    15.94
                                  --------    ---------   -------------   ------
December 31, 1993                  485,541    1,249,084    9.875-26.000    15.13
 Authorized                        331,000          ---             ---      ---
 Granted                          (172,098)     172,098   23.250-27.250    25.40
 Exercised                             ---     (291,502)   9.875-21.630    15.35
 Canceled                            3,025       (3,025)  17.655-21.630    19.26
                                  --------    ---------   -------------   ------
December 31, 1994                  647,468    1,126,655    9.875-27.250    16.63
 Authorized                        137,463          ---             ---      ---
 Granted                          (388,227)     388,227   26.000-30.813    27.22
 Exercised                             ---     (374,479)   9.875-26.375    17.68
 Canceled                            5,530       (5,530)  21.630-26.000    25.60
                                  --------    ---------   -------------   ------
December 31, 1995                  402,234    1,134,873    9.875-30.813    19.86
                                  ========  ===========
Exercisable - December 31, 1995                 867,357    9.875-29.938    17.51
                                            ===========


     NOTE 14. COMMITMENTS AND CONTINGENT LIABILITIES

     The Consolidated Financial Statements do not reflect various loan commitments (unfunded loans and unused lines of credit) and letters of credit originated in the normal course of business. Loan commitments are made to accommodate the financial needs of customers. Generally, new loan commitments do not extend beyond 90 days and unused lines of credit are reviewed at least annually. Letters of credit guarantee future payment of customer financial obligations to third parties. They are issued primarily for services provided or to facilitate the shipment of goods, and generally expire within one year.

     Both arrangements have essentially the same level of credit risk as that associated with extending loans to customers and are subject to the Corporation's normal credit policies. Inasmuch as these arrangements generally have fixed expiration dates or other termination clauses, most expire unfunded and do not necessarily represent future liquidity requirements. Collateral is obtained based on management's assessment of the customer and may include receivables, inventories, real property and equipment. Amounts available to customers under loan commitments and letters of credit follow:


--------------------------------------------------
                                  December 31,
(in thousands)                   1995       1994
--------------------------------------------------
Loan commitments:
  Commercial                  $  735,513  $466,391
  Real estate-construction        19,675    20,882
  Real estate-mortgage            17,850     3,993
  Credit card and home equity
    credit lines                 281,233   189,483
  Other consumer installment      11,323    12,171
                              ----------  --------
    Total                     $1,065,594  $692,920
                              ==========  ========
  Standby letters of credit   $   42,981  $ 16,858
  Commercial letters of credit     3,257     5,786
--------------------------------------------------


     The Corporation and its subsidiaries are parties to litigation arising in the ordinary course of business. Management believes that the aggregate liability, if any, resulting from these proceedings would not have a material effect on the Corporation's consolidated financial position.

     NOTE 15. FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Financial Accounting Standards Board Statement No. 107, "Disclosure About Fair Value of Financial Instruments" ("SFAS 107"). Where quoted market prices are not available, as is the case for a significant portion of the Corporation's financial instruments, the fair values are based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the derived fair value estimates presented herein cannot be substantiated by comparison to independent markets and are not necessarily indicative of the amounts the Corporation could realize in a current market exchange.
     In addition, the fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Corporation has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the Corporation's mortgage servicing operation, brokerage network, net deferred tax asset, premises and equipment, goodwill and deposit based intangibles. In addition, tax ramifications related to the realization of unrealized gains and losses such as those within the investment securities portfolio can also have a significant effect on estimated fair values and have not been considered in the estimates. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Corporation. The estimated fair values of the Corporation's financial instruments follow:


---------------------------------------------------------------------------------------------------
                                                       December 31, 1995      December 31, 1994
                                                     ---------------------  -----------------------
                                                     Carrying   Estimated   Carrying   Estimated
(in thousands)                                        Amount    Fair Value   Amount    Fair Value
---------------------------------------------------------------------------------------------------
Financial assets:
  Cash and money market investments                   $  322,588  $  322,600 $  237,227  $  237,700
  Investment securities                                  570,912     570,900    563,999     564,000
  Net loans(1)                                         2,333,799   2,360,400  1,714,244   1,705,000
Financial liabilities:
  Deposits                                             2,864,701   2,874,000  2,252,318   2,253,000
  Short-term borrowings                                  146,024     146,000    146,431     146,400
  Long-term debt                                         105,411     106,600      5,249       5,300
Off-balance sheet financial instrument liabilities:
  Loan commitments                                           ---       1,224        ---         814
  Standby and commercial letters of credit                   ---         231        ---         113
---------------------------------------------------------------------------------------------------

(1) Excludes lease financing which for purposes of SFAS 107 disclosure is not considered a financial instrument.

     The various methods and assumptions used by the Corporation in estimating fair value for its financial instruments are set forth below:

CASH AND MONEY MARKET INVESTMENTS
The carrying amounts reported in the balance sheet for cash and money market investments approximate those assets' fair values because they mature within six months and do not present unanticipated credit concerns.

INVESTMENT SECURITIES (INCLUDING MORTGAGE-BACKED AND ASSET-BACKED SECURITIES) The carrying amounts reported in the balance sheet for investment securities approximate those assets' fair values as all investment securities are being
classified in the available-for-sale category.   SFAS 115 requires securities
carried in the available-for-sale category to be carried at fair value.  See
Note 3. The fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

LOANS RECEIVABLE
Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage, credit card, and other consumer. Each loan category is further segmented into fixed and variable-rate interest types and for certain categories by performing and nonperforming.
     For performing variable-rate loans that reprice frequently (within six months) and with no significant change in credit risk, fair values are based on carrying values. Similarly, for credit card loans with no significant credit concerns and average interest rates approximating current market origination rates, the carrying amount is a reasonable estimate of fair value.
     Fair values of other loans (e.g., fixed-rate commercial, commercial real estate, residential mortgage and other consumer loans) are estimated by discounting the future cash flows using interest rates currently being offered by the Corporation for loans with similar terms and remaining maturities ("new loan rates"). Management believes the risk factor embedded in the new loan rates adequately represents the credit risk within the portfolios.
     Fair values for nonperforming loans are estimated after giving consideration to credit risk and estimated cash flows and discount rates based on available market and specific borrower information. The carrying amount of accrued interest for all loan types approximates its fair value.

DEPOSIT LIABILITIES
Under SFAS 107, the fair value of demand deposits (e.g., interest and noninterest checking, passbook savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for certificates of similar remaining maturities.

SHORT-TERM BORROWINGS
The carrying amounts of federal funds purchased, securities sold under agreement to repurchase and other short-term borrowings approximate their fair values.

LONG-TERM DEBT
The carrying value of the Corporation's variable-rate long-term debt approximates its fair value. The fair value of its fixed-rate long-term debt (other than deposits) is estimated using discounted cash flow analyses, based on the Corporation's current incremental borrowing rates for similar types of borrowings arrangements.

LOAN COMMITMENTS AND LETTERS OF CREDIT
The fair value of loan commitments and letter of credit guarantees is based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

     NOTE 16. REGULATORY MATTERS

     The Federal Reserve Bank requires the Corporation's banking subsidiaries to maintain certain noninterest-bearing deposits. These reserve balances vary depending upon the level of customer deposits in the subsidiary banks. During 1995 and 1994, the average reserve balances were $41.2 million and $36.2 million, respectively.
     The bank subsidiaries are also subject to limitations under banking laws on extensions of credit to members of the affiliate group and on dividends that can be paid to the Corporation. Generally extensions of credit are limited to 10% to any one affiliate and 20% in aggregate to all affiliates of a subsidiary bank's capital and surplus (net assets) as defined. Unless prior regulatory approval is obtained, dividends declared in any calendar year may not exceed the retained net profit, as defined, of that year plus the retained net profit of the preceding two years. At January 1, 1996, the bank subsidiaries could distribute to the Corporation approximately $23.2 million in dividends without regulatory approval. Their 1996 net income will also become available for such dividends.


     NOTE 17. CITIZENS BANKING
     CORPORATION (PARENT ONLY)
     STATEMENTS

     Condensed financial statements of Citizens Banking Corporation (Parent
Only) follow:


BALANCE SHEETS
CITIZENS BANKING CORPORATION (PARENT ONLY)

                                             December 31,
(in thousands)                         1995               1994
-----------------------------------------------------------------
ASSETS:
  Cash                              $      5           $      4
  Interest-bearing deposit with
    subsidiary bank                   30,000                ---
  Money market investments            14,544             14,511
  Loans - commercial paper               ---              5,000
  Investment securities                  218              5,331
  Investment in bank
    subsidiaries                     348,676            234,324
  Goodwill - net                       5,041              5,837
  Other assets                         4,890              2,900
                                    --------           --------
    TOTAL ASSETS                    $403,374           $267,907
                                    ========           ========
LIABILITIES AND SHAREHOLDERS' EQUITY:
  Long-term debt                    $100,878           $  4,950
  Other liabilities                    5,310              4,227
                                    --------           --------
    Total liabilities                106,188              9,177
  Shareholders' equity               297,186            258,730
                                    --------           --------
    TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY           $403,374           $267,907
                                    ========           ========

STATEMENTS OF INCOME
CITIZENS BANKING CORPORATION (PARENT ONLY)

                                                                            Year Ended December 31,
(in thousands)                                                             1995       1994      1993
-----------------------------------------------------------------------------------------------------
INCOME
  Dividends from subsidiaries - principally banks                         $24,388   $24,211   $20,841
  Interest from subsidiaries                                                1,413       150       183
  Other                                                                     1,605       646       392
                                                                          -------   -------   -------
     Total                                                                 27,406    25,007    21,416
                                                                          -------   -------   -------
EXPENSES
  Interest                                                                  7,374       371       425
  Amortization of goodwill                                                    796       856       908
  Salaries and employee benefits                                              764       780     2,028
  Service fees paid to subsidiaries                                         1,054       879     1,401
  Other noninterest expense                                                   949     1,564       855
                                                                          -------   -------    ------
     Total                                                                 10,937     4,450     5,617
                                                                          -------   -------    ------
Income before income taxes and equity in undistributed earnings of
  subsidiaries                                                             16,469    20,557    15,799
Income tax benefit                                                          3,195       809     1,501
Equity in undistributed earnings of subsidiaries - principally banks       13,932     8,048     8,470
                                                                          -------   -------    ------
NET INCOME                                                                $33,596   $29,414   $25,770
                                                                          =======   =======   =======

STATEMENTS OF CASH FLOWS
CITIZENS BANKING CORPORATION (PARENT ONLY)

                                                                           Year Ended December 31,
(in thousands)                                                           1995       1994      1993
-----------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                                            $33,596   $29,414   $25,770
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Amortization of goodwill                                                796       856       908
    Equity in undistributed earnings of subsidiaries                    (13,932)   (8,048)   (8,470)
    Other                                                                  (967)    1,658      (326)
                                                                      ---------     -----     ------
     Net cash provided by operating activities                           19,493    23,880    17,882

INVESTING ACTIVITIES
  Net increase in interest-bearing deposit at subsidiary bank          (30,000)       ---       ---
  Net (increase) decrease in money market investments                      (33)     1,410     2,790
  Purchases of investment securities                                       ---    (18,646)   (3,043)
  Proceeds from maturities of investment securities                       5,146    16,748       328
  Net (increase) decrease in loans                                        5,000     (5,000)     ---
  Purchase of and capital contributions to subsidiaries                 (85,000)      ---    (2,996)
                                                                      ---------   --------   ------
     Net cash used by investing activities                             (104,887)   (5,488)   (2,921)
                                                                      ---------  --------  --------
FINANCING ACTIVITIES
  Proceeds from issuance of long-term debt                              115,000       ---       ---
  Principal reductions in long-term debt                                (19,072)   (4,450)   (2,600)
  Cash dividends paid                                                   (12,770)  (11,557)   (9,937)
  Proceeds from stock options exercised                                   2,237     1,602       828
  Shares acquired for retirement                                            ---    (3,986)   (3,254)
                                                                        --------  -------   -------
     Net cash provided (used) by financing activities                    85,395   (18,391)  (14,963)
                                                                        --------  -------   -------
Net increase (decrease) in cash                                               1         1        (2)
Cash at beginning of year                                                     4         3         5
                                                                        --------  -------   -------
Cash at end of year                                                     $     5   $     4    $    3
                                                                        ========  ========  =======

              REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


BOARD OF DIRECTORS CITIZENS BANKING CORPORATION

     We have audited the accompanying consolidated balance sheets of Citizens Banking Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Citizens Banking Corporation and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


Ernst & Young LLP


Detroit, Michigan
January 18, 1996

     REPORT OF MANAGEMENT


MANAGEMENT'S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

     Management is responsible for the preparation of the consolidated financial statements and all other financial information appearing in this Annual Report. The Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles.

SYSTEM OF INTERNAL CONTROLS

     The Corporation maintains a system of internal controls designed to provide reasonable assurance that assets are safe-guarded and that the financial records are reliable for preparing Consolidated Financial Statements. The selection and training of qualified personnel and the establishment and communication of accounting and administrative policies and procedures are elements of this control system. The effectiveness of the internal control system is monitored by a program of internal audit and by independent certified public accountants ("independent auditors").

     Management recognizes that the cost of a system of internal controls should not exceed the benefits derived and that there are inherent limitations to be considered in the potential effectiveness of any system. Management believes the Corporation's system provides the appropriate balance between costs of controls and the related benefits.

AUDIT COMMITTEE OF THE BOARD

     The Audit Committee of the Board of Directors, comprised entirely of outside directors, recommends the independent auditors who are engaged upon approval by the Board of Directors. The committee meets regularly with the internal auditor and the independent auditors to review timing and scope of audits and review audit reports. The internal auditor and the independent auditors have free access to the Audit Committee.

INDEPENDENT AUDITORS

     The Consolidated Financial Statements in this Annual Report have been audited by the Corporation's independent auditors, Ernst & Young LLP, for the purpose of determining that the Consolidated Financial Statements are free of material misstatement. Their audit considered the Corporation's internal control structure to the extent necessary to determine the scope of their auditing procedures.


John W. Ennest                           Charles R. Weeks


John W. Ennest                           Charles R. Weeks
Vice Chairman,                           Chairman
Chief Financial Officer and Treasurer    and Chief Executive Officer

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                              Please mark
                                                                                                              your votes as
                                                                                                              indicated in  /x/
                                                                                                              this example



1.  ELECTION OF DIRECTORS                               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED.

    For all nominees              Withhold              Class I (three year term):  Edward P. Abbott, Hugo E. Braun Jr.,
   listed (except as             Authority              Jonathan E. Burroughs II, Lawrence O. Erickson, William J. Hank, and
     marked to the          as to all nominees          Robert J. Vitito.
       contrary)                  listed
                                                        TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, DRAW A LINE THROUGH THE
       / /                         / /                  NOMINEE'S NAME.



                                                                       Please sign exactly as name appears hereon.
                                                                       When shares are held by joint tenants, both
                                                                       should sign.  When signing as Attorney,
                                                                       Executor, Personal Representative,
                                                                       Administrator, Trustee or Guardian, please
                                                                       give full title as such.  If signing on
                                                                       behalf of a corporation please sign in full
                                                                       corporate name by President or other
                                                                       authorized officer.  If signing on behalf of
                                                                       a partnership, please sign in partnership
                                                                       name by authorized person.

                                                                       Dated:                             , 1996
                                                                             -----------------------------

                                                                       -----------------------------------------
                                                                                        Signature

                                                                       -----------------------------------------
                                                                               Signature if held jointly

-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE




                                   REMINDER


Dear Shareholders(s):

        Our records indicate that you have not delivered for exchange your Royal Bank Group, Inc. ("Royal") shares for Citizens Banking Corporation ("Citizens") shares following the merger of Royal into Citizens. Since you have not delivered your Royal shares for exchange, under our tabulator's system, the enclosed proxy card will reflect the number of shares of Royal owned by you prior to the merger. Be assured however that when tallied, the shares will be converted to reflect the full number of Citizens shares you were entitled to upon the effective date the merger of Royal into Citizens.

        We urge you to submit your certificate(s) as soon as possible so that the exchange may be made and your accrued dividends may be distributed.

        If you should have any questions, please feel free to contact us.

Sincerely,


James M. Polehna
Assistant Vice President
Shareholder Relations Manager



-------------------------------------------------------------------------------
                                                                     PROXY

                         CITIZENS BANKING CORPORATION
                                FLINT, MICHIGAN

                        PROXY BY THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF SHAREHOLDERS - APRIL 16, 1996

        The undersigned shareholder of Citizens Banking Corporation (the "Corporation") hereby appoints George H. Kossaras and Patricia L. Learman, or either of them, my proxies or proxy, with full power of substitution to vote all shares of stock of the Corporation that the undersigned would be entitled to vote at the annual meeting of shareholders of the Corporation to be held in the Carriage Hall Room of the Radisson Riverfront Hotel Flint, One Riverfront Center West, Flint, Michigan, on Tuesday April 16, 1996, at 10:00 a.m. local time, and at any adjournments thereof, and thereat vote all shares of stock of the Corporation that the undersigned would be entitled to vote upon the matter of the election of directors, and in their discretion, upon such other matters as may properly come before the meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED; IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH NOMINEE NAMED ON THE REVERSE SIDE OF THIS PROXY.

        For participants in the Corporation's Amended and Restated Section 401(k) Plan ("Plan"), this card also provides voting instructions to the Trustee under the Plan for the undersigned's allowable portion, if any, of the total number of shares of Common Stock of the Corporation held by such Plan as indicated on the reverse side hereof. These voting instructions are solicited and will be carried out in accordance with the applicable provisions of the Plan.

        The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated March 14, 1996 and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereon and revokes all former proxies.


--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                              Please mark
                                                                                                              your votes as
                                                                                                              indicated in  /x/
                                                                                                              this example



1.  ELECTION OF DIRECTORS                               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED.

    For all nominees              Withhold              Class I (three year term):  Edward P. Abbott, Hugo E. Braun Jr.,
   listed (except as             Authority              Jonathan E. Burroughs II, Lawrence O. Erickson, William J. Hank, and
     marked to the          as to all nominees          Robert J. Vitito.
       contrary)                  listed
                                                        TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, DRAW A LINE THROUGH THE
       / /                         / /                  NOMINEE'S NAME.



                                                                       Please sign exactly as name appears hereon.
                                                                       When shares are held by joint tenants, both
                                                                       should sign.  When signing as Attorney,
                                                                       Executor, Personal Representative,
                                                                       Administrator, Trustee or Guardian, please
                                                                       give full title as such.  If signing on
                                                                       behalf of a corporation please sign in full
                                                                       corporate name by President or other
                                                                       authorized officer.  If signing on behalf of
                                                                       a partnership, please sign in partnership
                                                                       name by authorized person.

                                                                       Dated:                             , 1996
                                                                              ---------------------------

                                                                       -----------------------------------------
                                                                                        Signature

                                                                       -----------------------------------------
                                                                                  Signature if held jointly

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE


Dear Shareholder(s):

Enclosed you will find material relative to the Corporation's 1996
Annual Meeting of Shareholders. The Notice of the Annual Meeting and proxy statement describe the formal business to be transacted at the meeting, as summarized on the attached proxy card.

Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States. Please remember that your vote is very important to us. We look forward to hearing from you.


James M. Polehna
Assistant Vice President
Shareholder Relations Manager


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                                                                  PROXY

                         CITIZENS BANKING CORPORATION
                                FLINT, MICHIGAN

                        PROXY BY THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF SHAREHOLDERS - APRIL 16, 1996

        The undersigned shareholder of Citizens Banking Corporation (the "Corporation") hereby appoints George H. Kossaras and Patricia L. Learman, or either of them, my proxies or proxy, with full power of substitution to vote all shares of stock of the Corporation that the undersigned would be entitled to vote at the annual meeting of shareholders of the Corporation to be held in the Carriage Hall Room of the Radisson Riverfront Hotel Flint, One Riverfront Center West, Flint, Michigan, on Tuesday April 16, 1996, at 10:00 a.m. local time, and at any adjournments thereof, and thereat vote all shares of stock of the Corporation that the undersigned would be entitled to vote upon the matter of the election of directors, and in their discretion, upon such other matters as may properly come before the meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED; IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH NOMINEE NAMED ON THE REVERSE SIDE OF THIS PROXY.

        For participants in the Corporation's Amended and Restated Section 401(k) Plan ("Plan"), this card also provides voting instructions to the Trustee under the Plan for the undersigned's allowable portion, if any, of the total number of shares of Common Stock of the Corporation held by such Plan as indicated on the reverse side hereof. These voting instructions are solicited and will be carried out in accordance with the applicable provisions of the Plan.

        The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated March 14, 1996 and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereon and revokes all former proxies.


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